                                                                  Exhibit 99.440


                        A REPORT TO THE CALIFORNIA POWER
                          EXCHANGE: THE BENEFITS OF A
                       SIMULTANEOUS VERSUS SEQUENTIAL PX
                        MARKET FOR ENERGY AND ANCILLARY
                                    SERVICES












                                  March 2, 1999



                              Dr. Peter H. Griffes
                            Analysis Group/Economics

                   A REPORT TO THE CALIFORNIA POWER EXCHANGE:
                     THE BENEFITS OF A SIMULTANEOUS VERSUS
                 SEQUENTIAL PX MARKET FOR ENERGY AND ANCILLARY
                                    SERVICES

I.     INTRODUCTION AND SUMMARY OF THE STUDY....................................................    4


II.    AN OVERVIEW OF THE CURRENT ANCILLARY SERVICES MARKET.....................................    7

    A.     BIDDING AND BID EVALUATION...........................................................    8
    B.     SELF-PROVISION OF ANCILLARY SERVICES.................................................    9
    C.     THE PX AND SELF-PROVISION............................................................    9
    D.     REAL-TIME DISPATCH OF ANCILLARY SERVICES AND SUPPLEMENTAL ENERGY.....................    9
    E.     SUPPLY REMUNERATION FOR ANCILLARY SERVICES...........................................   10
    F.     DEMAND CHARGES.......................................................................   11

III.   PERFORMANCE OF THE ENERGY AND ANCILLARY SERVICES MARKETS.................................   11

    A.     ANCILLARY SERVICES MARKETS...........................................................   11
    B.     THE PX ENERGY MARKETS................................................................   12

IV.    PROPOSED IMPROVEMENTS TO THE ISO ANCILLARY SERVICES MARKET...............................   14

    A.     LINEAR PROGRAMMING OPTIMIZATION APPROACH.............................................   14
    B.     SMART BUYER APPROACH.................................................................   14
    C.     COMPARISON OF THE THREE APPROACHES...................................................   15

V.     THE RELATION BETWEEN PROVISION OF ENERGY AND ANCILLARY SERVICES..........................   16

    A.     POLICY OBJECTIVE IS TO GAIN EFFICIENCY WHILE RETAINING UNBUNDLED SERVICES............   16
    B.     RELATION OF THE ENERGY AND ANCILLARY SERVICES PROVISION..............................   16
       1.     The temporal aspect of these markets..............................................   17
       2.     The substitutability of these services in production..............................   17
       3.     Application of these concepts to California institutions..........................   18

VI.    A MODEL FOR PX PROCUREMENT OF ENERGY AND ANCILLARY SERVICES..............................   20

    A.     DESCRIPTION OF THE HYPOTHETICAL MARKET...............................................   20
    B.     BIDDING INTO THE PX MARKET...........................................................   21
    C.     BID TYPE.............................................................................   21
       1.     Demand side.......................................................................   21
       2.     Supply side.......................................................................   22
    D.     PX EVALUATION OF BIDS................................................................   23
    E.     NOTIFICATION OF SELECTED BIDS........................................................   24
    F.     PRICING OF ENERGY AND ANCILLARY SERVICES.............................................   24
       1.     FERC Requirements for Pricing Unbundled Services..................................   25
       2.     Alternative Pricing Mechanisms....................................................   26
           a. Pricing based on marginal costs...................................................   26
           b. Pricing based on the highest bid providing the service............................   27
           c. Pricing based on indifference of markets..........................................   29
       3.     Pricing in the ISO ancillary services market......................................   30
    G.     SUPPLY REMUNERATION AND DEMAND PAYMENTS..............................................   31

VII.       CHANGES REQUIRED TO IMPLEMENT THE PX MARKET..........................................   32

    A.     ISO OPERATIONS.......................................................................   32
    B.     PX OPERATIONS........................................................................   32

VIII.      THEORETICAL IMPACTS FROM A JOINT ENERGY ANCILLARY SERVICES MARKETS...................   33

    A.     POTENTIAL FOR LOWER COSTS............................................................   33
    B.     POTENTIAL FOR HIGHER PRICES..........................................................   34
       1.     Impact on Prices under Marginal Cost Pricing......................................   34
       2.     Impacts on Prices Under Highest Cost Resource Pricing.............................   35
       3.     Impacts on Prices Under Indifference of Markets Pricing...........................   36

IX.    ESTIMATING THE EFFICIENCY GAINS FROM A SIMULTANEOUS MARKET...............................   38

    A.     SIMULATION ANALYSIS WILL BE REVEAL MORE THAN AN ANALYSIS OF HISTORIC BIDS............   38
       1.     Practical reasons why an analysis of historic data is not helpful.................   38
       2.     Simulation analysis can be enlightening...........................................   38
    B.     DESIGN OF  THE MARKET SIMULATIONS....................................................   39
       1.     Fully sequential evaluation methodology...........................................   39
       2.     Sequential-simultaneous evaluation methodology....................................   40
       3.     Simultaneous evaluation methodology...............................................   40
    C.     EVALUATION CRITERIA BETWEEN THE MODELS...............................................   41

X.     NUMERICAL COMPARISON OF THE EFFECTS OF SIMULTANEOUS AND SEQUENTIAL MARKET AUCTIONS.......   41

    A.     ASSUMED MARKET SUPPLY AND DEMAND CONDITIONS..........................................   42
       1.     Representative Market Supply Curve................................................   42
       2.     Representation of demand..........................................................   43
    B.     DESCRIPTION OF THE SPREADSHEETS......................................................   44
       1.     Model inputs......................................................................   44
       2.     Model outputs.....................................................................   45
    C.     MODEL RESULTS........................................................................   48
       1.     Impact on Production Costs........................................................   48
       2.     Impact on Consumer Costs..........................................................   49
           a. Evaluation techniques for each pricing methodology................................   50
           b. Pricing methodology for evaluation techniques.....................................   52

XI.    ASSESSMENT OF SIMULTANEOUS AND SEQUENTIAL EVLAUATION OF ENERGY AND ANCILLARY SERVICES
       MARKETS UNDER DIFFERENT PRICING METHODS .................................................   54


XII.       CONCLUSIONS AND RECOMMENDATIONS......................................................   55

                     THE BENEFITS OF A SIMULTANEOUS VERSUS
                  SEQUENTIAL PX MARKET FOR ENERGY AND ANCILLARY
                                    SERVICES


I.         INTRODUCTION AND SUMMARY OF THE STUDY

In its filing to the Federal Energy Regulatory Commission (FERC) in March 1997, the PX proposed to implement its own ancillary services auction that would enable the PX to self provide all or a portion of its ancillary service obligations to the ISO.(1) In October of 1997, the FERC conditionally authorized the operation of ISO and the PX. The October 30th order supported the development of both an ISO and PX ancillary services market.(2)

Although the FERC granted the PX the authority to implement an interim sequential market of its own, Commissioners questioned whether greater efficiencies would be achieved if the PX implemented a simultaneous market for ancillary services. To address this concern, the FERC ordered the PX to file a study that analyzes the merits of developing a simultaneous auction for both energy and ancillary services. Specifically, the FERC noted:

         Whether sequential or simultaneous auctions are more efficient is an unresolved empirical question. Accordingly, we will approve the proposal for sequential auctions on an interim basis in order to gather experience with which to evaluate the proposal more fully at a later date. To assist us in that evaluation and to address the concerns articulated above, we will require the PX to conduct further studies, and to file a report on their results by January 1, 1999, at which time we may revisit the issue. The studies should analyze and compare sequential and simultaneous auctions in terms of their abilities to develop an efficient, least-cost dispatch(3)

This report responds to the FERC request for a study of the merits of sequential and simultaneous auction models.

While FERC clearly states the analysis should compare simultaneous and sequential auctions, it is unclear what delineates a sequential auction from a simultaneous one. There are two ways to

----------
(1) PX March 31, 1997 FERC filing, Section 3.3.4.
(2) Docket Number EC96-19-001 et al.
(3) October 30th order, p. 194-195.

interpret this. First, there could be simultaneous bidding where the bids for the energy market are also used for ancillary services; however, the evaluation of the bids would take place in a sequential fashion. Second, there could be simultaneous bidding and evaluation of bids for energy and ancillary services where the same bids are used for both markets and are considered together at the same time to meet the needs in all markets.

Since the opening of the market in April 1998, significant problems have arisen in the ancillary services markets. Price caps had been imposed, lifted and re-imposed. As a result of the summer price spikes in these markets, FERC required a report(4) from the Market Surveillance Committee of the California ISO (MSC). On top of the MSC's list of recommendations, was for the ISO to adopt practices that allowed it to "substitute cheaper superior services for more expensive inferior services in its procurement of ancillary services.(5)" The discussion in the MSC report makes it clear that consistency between the bids for the various services would contribute significantly to attenuating the instability in these markets.(6)

The hypothetical framework in this report imposes this same restriction of consistency between bids for different PX markets. With a simultaneous bidding framework, regardless of whether there is sequential or simultaneous evaluation, the day-ahead energy bids could be used for either energy or ancillary services. Tying the markets together could result in the greater competitiveness in the energy market carrying over to the ancillary services markets. The framework requires that the willingness to sell capacity for energy is the same as the willingness to sell capacity for ancillary services. Thus, it requires that the bids for the same capacity are identical regardless of the market, energy, regulation, spin, non-spin or replacement. This is more restrictive than the bid consistency rules suggested by the MSC where bids for inferior services could be no higher than bids for superior services.

There are numerous ways to price energy and ancillary services in such a framework. Three particular methodologies are outline in this report. They are marginal cost pricing, pricing based on highest bid accepted and pricing based on indifference of markets. Marginal cost pricing is obvious. Pricing based on the highest bid accepted is similar to marginal cost pricing but does not take into account the joint production of these services. Indifference of markets pricing sets prices in such a way that sellers are indifferent between selling energy or ancillary services. Each of these pricing methodologies will produce different prices depending on whether bid evaluation has been done sequentially or simultaneously.

Because of the desirability of bid consistency, this report posits a simultaneous bidding framework. It then examines the question of whether there are efficiency gains from the

----------
(4) Preliminary Report On the Operation of the Ancillary Services Markets of the California Independent System Operator (ISO), Prepared by the Market Surveillance Committee of the California ISO, August 19, 1998. (MSC Report) hereafter.

(5)  MSC Report, p. 37.

(6)  MSC Report, p. 38-41.

simultaneous evaluation of energy and ancillary services markets in relation to the sequential evaluation of the markets.

The analysis addresses three different ways to evaluate these markets under each of the three pricing methodologies. The first is `fully simultaneous', where all markets, energy and ancillary services markets, are considered simultaneously. The second is `sequential, simultaneous' where the energy market is evaluated before the ancillary services markets which are evaluated simultaneously. The third is `fully sequential' where the markets are evaluated in the following sequence: energy, regulation, spin, non-spin, and replacement. The prior expectation is that `fully simultaneous' will produce the lowest costs, followed by `sequential simultaneous,' and `fully sequential' will have the highest costs.

In order to evaluate these options, nine separate spreadsheet models were constructed. Each spreadsheet uses a different evaluation technique and pricing methodology for the energy and reserve markets. Identical inputs are assumed for market supply and demand conditions. This allows for the isolation of the evaluation technique and pricing methodology as the determinants of the results. The key inputs of the model are different levels of demand, the market supply curve, and the ramp rates assumed for each ancillary service for each portfolio bid.

In the analysis performed, there was an effort to replicate a general PX supply curve over the entire time period. Similarly, the demands used represent samples at regular intervals of the demand distribution. However, less care was taken with ramp rates, which were simply assumed without a firm check in reality. The magnitude (but not direction) of the numerical results depend significantly on the particular assumptions made.

There is a distinction between dispatch costs to producers and the out-of-pocket costs to consumers. Depending on the pricing methodology used, it is possible to have an efficient dispatch but relatively high costs to consumers. While FERC's request specifically cites dispatch costs, the analysis also focuses on costs to consumers of energy and ancillary services.

The results are a bit surprising. The level of costs depends significantly on perspective. As with most markets, the costs incurred by producers are not the same as the costs incurred by consumers. The major difference between them is commonly known as the producer's surplus and depends considerably on how prices are set in the market. In this analysis, the results vary by whether the producers or consumers perspective is adopted.

Because the energy market is competitive most of the time, it is not unreasonable to assume suppliers' bids are indications of their incremental costs. The efficiency of the dispatch (or cost to producers) follows expectations partially. Namely, `fully simultaneous' produces the most efficient dispatch. The dispatch under `sequential simultaneous' is identical to that under `fully sequential.' This is a result of the particular ramp rates assumed. In general, this need not be the case and whether it is true in reality depends on the ramp rates that would result.

The FERC's concern lies with the efficient dispatch of the generators in the market. The market simulations show that, on an annual basis, there are approximately $24 million savings in dispatch costs from using fully simultaneous evaluation rather than a sequential approach.

However, costs to consumers (or revenues to producers) are a different matter. Pricing methodologies affect these costs significantly. The dispatch cost saving comes because relatively inexpensive capacity that would be allocated to energy under a sequential approach is used to substitute for more expensive capacity used for ancillary services. The various pricing methodologies influence whether sequential or simultaneous evaluation is more desirable. Under two methodologies examined, sequential evaluation produced lower costs to consumers than simultaneous. However, the opposite was true for the third methodology.

The conclusion of this report is that the efficiency of dispatch does not align with the costs to consumers. The pricing methodologies that produce the lowest dispatch costs under simultaneous evaluation also produce the highest costs to consumers. There are also other features of pricing mechanism that are attractive such as the ability to induce bidding of marginal cost, incentives to favor one market or another among others. None of the pricing methodologies and evaluation techniques meets all of the objectives. The one that should be chosen depends on the relative benefits and drawbacks of each pricing/bid evaluation methodology.

The remainder of this report is laid out as follows. Section II summarizes the existing ancillary services markets at the ISO. Section III discusses the performance of the energy and ancillary services markets since they opened. Because of instability in the markets, the ISO is currently examining ways to improve the operation of these markets. Section IV outlines the improvements under consideration. Section V discusses the general relation between energy and ancillary services markets with a particular focus on California. Section VI outlines a proposal for introducing combined energy and ancillary services market in the PX, including various pricing methodologies. Section VII examines some of the changes needed to introducing such a framework in the PX.

The latter sections of the report address the question posed by FREC about the simultaneity of the markets. Section VIII addresses the theoretical benefits achievable from a simultaneous evaluation of energy and ancillary services.
Section IX introduces the simulation framework for estimating the benefits.
Section X describes the models and methodology followed in the analysis. It also reports the results from the models. Section XI evaluates the desirability of pricing methodologies and evaluation techniques in light of the empirical results. Section XII concludes the report.

II.        AN OVERVIEW OF THE CURRENT ANCILLARY SERVICES MARKET

The ISO is responsible for ensuring that adequate ancillary services exist to support the dispatch and consumption of power on the grid. Currently, the ISO operates a day-ahead and hour-ahead competitive market to supply four ancillary services -- regulation, spin, non-spin and replacement power.(7) The ISO determines the quantities of each ancillary service that will be required based on WSCC and NERC requirements and ISO estimates of day-ahead forecast load.

A.         BIDDING AND BID EVALUATION

Via their Scheduling Coordinators (SCs), generating units, curtailable demand and external import/export resources may bid to supply ancillary services into the ISO auction. Suppliers submit two-part (capacity and energy) bids to the ISO for each of the four auctions in which they seek to bid. For each ancillary service offered, SCs must include a bid price for energy in the form of a staircase function composed of up to eleven ordered, quantity-price pairs of information.(8) Dispatchable load may also bid to provide non-spin and replacement reserves. Bids must contain information that lets the ISO validate that the resource offered meets the technical requirements for the particular service.

The ISO ancillary service market is run as a sequential auction. The ISO receives bids for all four auctions in the day-ahead and hour-ahead markets and evaluates and selects "winning" bids in the following order: regulation; spinning reserve; non-spinning reserve; and replacement reserve.

Each SC may specify the markets into which it wants to bid ancillary service capacity. With the exception of down regulation, capacity selected by the ISO in one of the markets is subtracted from the total capacity offered into the market by a bidder. If designated by the bidder, any capacity that is not selected in the preceding market may be passed on into the next auction for consideration. Different capacity prices may be specified for the same capacity in each of the markets.(9)

The ISO evaluates bids based on the capacity price in selecting the entities that are designated to provide ancillary services. For the day-ahead auction, the capacity prices paid for each ancillary service are posted on the ISO website by 3 p.m. on the day before the operating day.

----------
(7) Black-start capability and voltage control are procured by the ISO on an annual basis under contract. Currently, these requirements are met by Reliability Must Run (RMR) units. Regulation has been split into up and down regulation which are currently being evaluated separately. In what follows, the term `regulation' will generally refer to up-regulation unless otherwise noted.

(8)  ISO Tariff, p. 285.

(9)  ISO tariff, p. 79

B.         SELF-PROVISION OF ANCILLARY SERVICES

The ISO's ancillary service requirements may be self provided by SCs.(10) Load choosing to self-provide may either contract directly with a generator or a broker to ensure adequate services are supplied. SCs then submit a self-provision schedule for each ancillary service, designating the unit, load or system resource that will be called upon to provide the ancillary services in real time.

Partial self-provision of ancillary services is permitted with any non-self-provided portion being procured in the ISO's market. For the self-provided portion of load, the SC must submit a proxy energy bid, representing price at which the designated resource may be dispatched in real time. As with bid-in resources, self-provided resources must be certified by the ISO to comport with the ISO's technical requirements for providing the ancillary service.

C.         THE PX AND SELF-PROVISION

As a SC, the PX has a right to self-provide ancillary services.(11) Self provision would require the PX to operate its own separate auction for ancillary services and forward to the ISO information about winning resources selected by the PX to cover ISO-enforced ancillary service obligations. In addition, the FERC has acknowledged that PX participants should be allowed to contract bilaterally with generation resources to meet any of their own ancillary services obligations without utilizing either a PX or ISO auction.

Currently, the PX neither operates ancillary service markets nor self-provides ancillary services, but procures them from the ISO market. Any PX resource meeting the technical requirements for supplying ancillary services may bid into the ISO auction. After clearing its day-ahead energy market, the PX acts as an intermediary by accepting the bids from its participants and passes them on to the ISO but otherwise has no role in the ISO auction. Similarly, in the hour-ahead market, ancillary bids are submitted to the PX no later than two hours prior to the dispatch hour.(12)

D.         REAL-TIME DISPATCH OF ANCILLARY SERVICES AND SUPPLEMENTAL ENERGY

The ISO dispatches capacity providing ancillary services and supplemental energy in real-time to ensure that reliability standards mandated by the WSCC and NERC are met. The ISO calls on resources to supply incremental energy to keep the system in balance. It also requires generators to decrement generation resources to correct oversupply.

----------
(10) Voltage Support and Black Start may not be self provided under the ISO Tariff and will be procured by the ISO for all SCs.

(11) See December 1997 FERC decision, p. 23 and October 30 decision, p. 16.

(12) Report on Market Issues in the California Power Exchange Energy Markets, The Market Monitoring Committee of the California Power Exchange, August 17, 1998, p. 6. (MMC Report).

Additional energy in real-time is supplied from five possible sources: the winning bids submitted in the four ancillary service markets and from supplemental energy bids.(13) The ISO assembles the energy bids from ancillary service providers and supplemental incremental energy bids into a single merit-order stack of system-side resources.(14) Any incremental energy needed in real-time is drawn from this stack when there is under-supply. Similarly, the ISO assembles a decremental merit-order stack, consisting of scheduled generation that willing to be decremented in real time. The decremental stack is used when there is oversupply.

Thus, while ancillary service resources are selected to stand ready to provide real-time energy on the basis of their capacity bids, these resources are only dispatched if they are the least-cost alternative available to the ISO in real-time. If a supplemental energy bid is less costly, the ISO will draw on this resource first to provide real-time energy.

E.         SUPPLY REMUNERATION FOR ANCILLARY SERVICES

Resources providing ancillary services are paid a capacity payment and an energy payment if called in real-time. For each ancillary service, the unit with the highest capacity bid selected to provide the service sets the capacity payment. That is, the last bidder whose capacity is accepted in the day-ahead or hour-ahead market by the ISO to stand ready sets the market-clearing price for each ancillary service.(15) Whether or not the resource is actually called to provide energy in real-time, resources are remunerated for capacity if selected to stand ready. Suppliers of regulation also receive a Regulation Energy Payment Adjustment (REPA).(16)

Until early November 1998, cost-based caps limited the capacity remuneration of some ancillary service suppliers. Since market inception, all utility-owned generation has been under a cost-based cap for all ancillary services. They range from between $4.47 to $9.55, depending on the service. Southern California Edison, for example, is capped at $4.47/MW for replacement reserve bids.

Energy remuneration for ancillary services is based on real-time dispatch. Instructed deviations are paid the 10-minute price for energy relevant for the time in which the ISO instructs the

----------
(13) Supplemental incremental energy is bid into the ISO by generators that have uncommitted capacity. They can be submitted anytime after the day-ahead market but cannot be withdrawn within 45 minutes prior to start of real-time hour.

(14) The energy bids for spin, non-spin, and replacement reserves are added to the stack.

(15) If congestion exists, the ISO establishes zonal market-clearing prices in each ancillary service market. The details of these payments can be found in the ISO tariff, section 2.5.

(16) Under Amendment 8, filed with the FERC on May 19, 1998 the REPA is equal to the energy potentially available in the regulation bid (R(up) + R(down)) multiplied by the greater of $20/MWh or the hourly ex-post price. Effective November 23, 1998, REPA payments were set to zero.

generator or load to supply ancillary services.(17) Because the ISO may need to constrain on or constrain off a resource, there are two prices for each interval, the incremental 10-minute price (for resources called on) and the 10-minute decremental price (for resources constrained off). Each is set at the price of the last or marginal unit for generation (or load) that is called to adjust its schedule over a 10-minute period.

F.         DEMAND CHARGES

The ISO charges all SCs for their share of the total costs of providing the four ancillary services that it buys from competitive markets. In its daily settlement process, the ISO determines the hourly user rates charged for each service for each settlement period for both the day-ahead and hour-ahead markets. For each ancillary service procured in the ISO auction, the ISO calculates charges based on the ratio between the SC's forecast hourly demand (less any ancillary services self-provided) and the total demand scheduled by all SCs in that hour for each zone.(18)

III.       PERFORMANCE OF THE ENERGY AND ANCILLARY SERVICES MARKETS

A.         ANCILLARY SERVICES MARKETS

A number of problems have been observed in the ISO ancillary services market since its inception, the most publicized of which was large price spikes in the replacement power market in mid-July. Replacement reserves reached $5,000/MWh on the trading day of July 8 for power delivered on the 9th. On July 12, prices for replacement power delivered on July 13 spiked to $9,999/MWh for the hours between 2 and 6 p.m.(19)

The existence of cost-based caps together with market-based rates for a limited number of owners has been attributed to causing significant price spikes in the ancillary services market in July. Because of price volatility, the FERC authorized the imposition of a market-based cap of $250/MW for ancillary services. Thus, utilities and IPP continue to be regulated under a cost-based cap and are paid a maximum of their capped rate for providing service. Suppliers authorized for market rates can receive no more than $250/MW.

----------
(17) The ISO's automated software system, Balancing Energy and Ex-Post Pricing
     (BEEP), prices real-time energy. In the original market design, BEEP was designed to determine the dispatch instruction required to keep the system in balance on the basis of a five-minute interval. Due to system limitations, a five-minute interval is not feasible, and thus BEEP calculates prices on a 10-minute interval.

(18) Prior to mid-August, the ISO procured ancillary services based on scheduled load, as per the ISO's April tariff, Section 2.5.20.1. Because some SCs were deliberately under-scheduling load in the day-ahead market to avoid ancillary service charges, the ISO received approval from the ISO Board of Governors to adopt forecast SC loads to calculated ancillary service demand.

(19) In contrast, average prices for replacement power in the months of April, May and June north of Path 15 were $8.02, $7.93, and $4.28 per MW, respectively.

In July, the FERC directed the ISO Market Surveillance Committee and the California Power Exchange (PX) Market Monitoring Committee to conduct independent studies regarding the performance of the competitive energy and ancillary service markets in California. The reports highlighted several areas in which the current market structure has lead to inefficiencies. These issues are reviewed below.

The ISO's Market Surveillance Report (MSR) concluded that because investor-owned utility (IOU) generation has been under price caps for ancillary services since the start of the market, incentives for utilities to bid into the ancillary service market have been dampened.(20) Even after divestiture of fossil assets, IOUs are currently the largest source of ancillary services, and their low participation rate has provided opportunities for new owners of plant to withhold capacity to drive up the market price for ancillary services.

The MSR found that the ISO is procuring about twice as much regulation, spin and non-spin as was procured prior to competition. Most of the over-procurement relative to pre-market practices takes place in regulation and is a function of problems with market design. Because the system is self-dispatched, operators have less control over the actions of generators and the impact on reliability. Further, there are built in incentives to deviate. Because the energy market clears without reference to generator ramp rates, awarded schedules may be difficult to meet given generator ramping constraints. Under the portfolio bidding structure, bidders are responsible for this, minimizing these effects. Also, paying instructed and uninstructed deviations different amounts produces incentives for uninstructed deviations in the ramping hours.

Because the ISO procures services in a cascading, sequential basis, it is often the case that the least economically valuable ancillary service (e.g., replacement) is more highly priced than regulation, which is the most valuable ancillary resource.(21) The report indicated less rigid rules of procurement might relieve some of the pressure on the auctions..

B.         THE PX ENERGY MARKETS

In comparison to the ancillary services markets, the day-ahead energy market has been mostly competitive since it has opened. This can be seen readily in the graph below which plots the price-quantity combination for every hour from the opening of the market through the middle of December 1998. Each point represents a price-quantity combination for a single hour. At quantities below about 31,000 MW, the dispersion of points is small and the concentration

----------
(20) This is particularly true because utility generation designated as RMR could earn more under these contracts than through the ancillary service market.

(21) Quality assertions are made on the basis of how quickly the ancillary service must be made available. Regulation must be instantaneously available to the system, whereas replacement reserves must be on line within two hours of being called.

tight. This indicates bidding behavior that does not attempt to affect prices and is consequently competitive.

Above about 31,000 MW the dispersion is much greater and likely represents a lessening of available capacity. Consequently, it is easier for bidders to influence market prices. However, it should be noted that only 5 percent of the hours in the entire eight-month time period have quantities greater than 31,000 MW. This means the day-ahead energy market has been competitive over 95 percent of the time. Linking the energy market with the ancillary services markets may provide the opportunity for this competitiveness to spill over into the ancillary services markets.

The competitiveness of the hour-ahead market is much less pronounced. Its history is shorter because it only started toward the end of the summer. This could be a result of the available capacity to participate in the market. Because the ancillary services market follows the energy market in the day-ahead timeframe, none of the capacity associated with energy and ancillary services is available to participate in the day-ahead energy market. Consequently, the hour-ahead energy market has been very thin, particularly with the ISO buying so much capacity for reserves.


    [PX DAY-AHEAD UNCONSTRAINED PRICE AND QUANTITIES 4/1/98 - 12/15/98 CHART]

IV.        PROPOSED IMPROVEMENTS TO THE ISO ANCILLARY SERVICES MARKET(22)

The ISO has begun efforts to evaluate and improve the operation of its ancillary services market. As described above, the sequential nature of its auctions and evaluations has lead to inconsistent prices across the markets. While the discussions on revising these markets are ongoing at this point, there are two different concepts under consideration. Despite the fact that the particular details of implementing each concept has yet to be worked out, it is helpful to examine the types of improvements under consideration. They can be labeled the linear programming optimization approach and the smart buyer approach. Each will be discussed briefly in turn.

A.         LINEAR PROGRAMMING OPTIMIZATION APPROACH

Under this approach, the ISO would evaluate the bids for ancillary services in a simultaneous fashion. Specifically, it would collect the bids for each of the reserves markets and find the combination of bids that produced the lowest cost for the provision of the full quantities needed. Because the same capacity can be bid in each of the reserve markets, the approach allows for a better allocation of capacity to its highest value across reserve markets. For example, a low bid for regulation may not be taken in favor of a higher regulation bid because taking the corresponding capacity for spin displaces a much higher cost spin bid. The high differential in the spin bids justifies taking the higher cost regulation bid because the differential is not as great as in the spin market. In order to implement this type of approach, it would be necessary to set up a linear programming optimization problem. An example of this approach will be given below.

B.         SMART BUYER APPROACH

Under this approach, the ISO would still evaluate the markets in a sequential fashion. However, it would not discard any unsuccessful bids from prior markets in the evaluation of subsequent markets. Specifically, the nearer-term markets, e.g. regulation, are more valuable than the further-out markets, e.g. replacement reserves. Because the operating requirements on the further-out markets are less stringent, any unawarded capacity in the nearer-term markets could easily fulfill the operating requirements in the further-out markets. Thus, the ISO, as a smart buyer, would roll over any unsuccessful bids in nearer-term markets to further-out markets. It would then essentially replace any higher cost bids in subsequent markets with the unsuccessful lower cost bids for the same capacity in earlier markets.(23)

----------
(22) This section is based on a conversation with Ziad Allywan, Manager of Market Operations for the ISO on November 16, 1998.

(23) This approach is essentially the same as the `cascading' ancillary service markets FERC recently ordered for the NEPOOL market.

For example, suppose a generator's $20/MW bid was not successful in the regulation market and it bid $30/MW for the same capacity in the spin market. As a smart buyer in the spin market, the ISO would replace the $30/MW bid in the spin market with the $20/MW bid for the same capacity that was revealed in the regulation market. From another viewpoint, the ISO is buying more regulation capacity (because its cheap) and less spin capacity (because its expensive) and substituting regulation for spinning reserve in meeting its reserve requirements. Again a simple example of this will be given below.

C.         COMPARISON OF THE THREE APPROACHES

A simple comparison will highlight the differences between these approaches. For simplicity, assume there are only two reserve markets, spin and replacement reserves. Further, assume that there are only two scheduling coordinators bidding into these markets. Their bids and ISO requirements are spelled out in the following table. In the bid columns, the first number is the quantity and the number in parenthesis is the capacity bid price.

--------------------------------------------------------------------------------
                                                  Bids Into Each Market
                   Total Capacity       ----------------------------------------
                   Available            Spin                     Replacement
--------------------------------------------------------------------------------
SC1                100MW                100MW($1/MW)             100MW($6/MW)
SC2                100MW                100MW($5/MW)             100MW($100/MW)
ISO Requirement                         100MW                    100MW
--------------------------------------------------------------------------------

Under the current sequential approach, the ISO first clears the spin market before evaluating the replacement market. All unsuccessful bids in the previous markets are discarded. Under this approach, the ISO awards 100MW to SC1 for spin and 100MW to SC2 for replacement. The cost of this is $10,100 to the ISO ($1/MW x 100MW + $100/MW x 100MW). SC1 takes home $100 while SC2 receives $10,000.

Under the optimization approach, the ISO considers the markets together to minimize the total cost of spin and replacement, subject to available capacity. By jointly evaluating the markets, the ISO realizes that by accepting an additional cost of $4/MW in the spin market it can achieve savings of $94/MW in the replacement market. Consequently, it awards 100MW of spin to SC2 and 100MW of replacement to SC1. This costs the ISO $1,100 ($5/MW x 100MW + $6/MW x 100MW). SC1 gets $600 while SC2 is paid $500.

Under the smart buyer approach, the ISO considers the markets in sequence, first clearing the spin market. In the spin market the ISO awards SC1 100MW. The ISO then proceeds to the replacement market; however, the losing bids from the spin market are not discarded. They are carried over into the spin market and compared on a SC by SC basis. Because SC1 was awarded 100 MW in the spin market, it has no capacity left for the replacement market. The ISO, however, compares SC2's bids between the markets. Because SC2 was willing to sell 100MW of spin at $5/MW and that capacity is still available, the ISO replaces SC2's $100/MW bid for replacement with SC2's $5/MW bid for spin. It then awards SC2 with 100MW in the replacement market at a price of $5/MW. The cost to the ISO is $600 ($1/MW x 100MW + $5/MW x 100MW). SC1 gets $100 while SC2 is paid $500.

An alternative way to view the smart buyer approach is that the ISO decides to buy 200 MW of spin and 0 MW of replacement. It still is meeting its reserve requirements because the operating requirements for spinning capacity are more stringent than for replacement reserves. In this case, the cost to the ISO is $1000 ($5/MW x 200MW + 0/MW x 0MW). Both SCs get $500.

It is clear from this example that the lack of a requirement for consistency between bid values across the reserve markets can significantly increase costs.


V.         THE RELATION BETWEEN PROVISION OF ENERGY AND ANCILLARY SERVICES

A.         POLICY OBJECTIVE IS TO GAIN EFFICIENCY WHILE RETAINING UNBUNDLED
           SERVICES

There are two policy goals of procuring energy and ancillary services. The first is to have the least expensive resources available provide the energy and ancillary service requirements for the system. This least cost provision saves society's resources.

The second is to unbundle the consumption of energy and ancillary services into separate products. This unbundling of services means that consumers only pay for the particular service they consume. To achieve effectively this separation, it is necessary to price separately energy and each of the ancillary services. It may also require supply and demand to respond to the incentives to produce or consume each of the markets separately. While consumers cannot appreciably affect the ancillary services they consume, they can choose different providers. Similarly, producers respond to prices when deciding on their allocation of capacity to each market. The relation between these markets will be discussed in greater detail below.

Depending on the pricing rules employed, these objectives may be at odds with each other. Specifically, in order to produce separate prices for each service, it may be necessary to depart from the least cost provision. Similarly, it may well be the case that the least cost provision requires that energy and reserves be paid the same price.

B.         RELATION OF THE ENERGY AND ANCILLARY SERVICES PROVISION

In order to unbundle effectively, both suppliers and demanders of these services must respond to market forces. While this should not be of great concern on the demand side of the market, suppliers will watch each market closely. This section will briefly describe two aspects of these markets that hinder their complete separation.

1.         THE TEMPORAL ASPECT OF THESE MARKETS

There is a timing difference between the provision of energy and the provision of ancillary services. This timing difference may be highlighted by the structure and timing of the markets for energy and ancillary services.

As noted above, reserve services are capacity markets. Specifically, the service is unloaded generating capacity in the real time dispatch of the electrical system. This unloaded generating capacity is available to be used to generate in the event of an unanticipated change in supply and/or demand conditions. Having this service significantly reduces the likelihood of a real time failure of the system.

Consequently, reserve services markets keep generating capacity available but unloaded, for use in real time. Because the services are procured in advance of needed generation, they are forward markets for generating capacity. In contrast, an energy market has no such requirement for being a forward market. Energy markets could be forward or spot markets.

This difference highlights how these two services could be compensated. Because of the forward nature of the ancillary service markets, it is necessary to pay the owner for holding capacity idle. It may also be necessary to pay for any energy that the capacity may produce in real time. A two-part payment scheme has arisen for compensating providers of ancillary services. First, there is a payment for holding the capacity idle; second there is payment for energy if and when produced. It is not necessary to pay for ancillary services in this way. If the up-front payment is high enough, then it could additionally cover the cost of providing the energy in real time. Energy payments only require one-part payment for a forward or spot sale.

In California, the institutions providing these services have been well established. The PX operates forward energy markets. The ISO operates a real time spot energy market as well. In procuring ancillary services, the ISO uses a two-part payment. It makes both a forward payment for holding capacity idle and a real time payment for any energy produced.

As will be discussed in greater detail below, the nature of the supply for these services and how they are compensated dictates how the markets will be related to each other.

2.         THE SUBSTITUTABILITY OF THESE SERVICES IN PRODUCTION

Often, reserve services and energy can be provided from the same sources. A generator producing energy may retain some capacity to be able to provide reserve services. In most cases, generators providing reserves must also provide energy simultaneously since they have minimum levels of output. Further, generators can switch from providing one to the other quite simply and almost costlessly.(24) In many cases, there is perfect substitution between the production of spinning and non-spinning reserves and energy. Of course, a unit's operating constraints limit the amount of substitution. There is a less than perfect relationship between energy and replacement reserves. This is because a generator does not have to be on line to provide non-spin or replacement reserves. The only exception to this is demand-side resources that can only provide non-spin and replacement reserves. However, their role in these markets has been (and is likely to continue to be) limited.

This ability to substitute easily allows generators to get the most for their generating capacity. In particular, they can sell capacity in either the energy markets or in the reserve services markets. Unbundling the two markets may or may not lead to energy prices that are determined using a different methodology than that used for determining prices in the ancillary services.

However, the profit maximizing motives of generators leads to arbitrage between the markets. In particular, generators will provide capacity to the market they believe will provide them with the greatest return. Thus, arbitrage on the supply side of these markets will produce compensation for generators that, in equilibrium, will be the same whether the generator sells into the energy or ancillary services markets. This arbitrage will be between the returns from each market and not necessarily the price. As will be discussed in greater detail below, this has particular consequences for the introduction of an ancillary services market run by the PX.

Consumers do not have the same opportunities for arbitrage in these markets. This is because consumption of energy does not provide the same benefits to consumers as the consumption of ancillary services. Ancillary services enhance the consumption of energy by reducing the likelihood of an interruption. Thus, they increase the quality of the energy. If consumers also had the ability to engage in arbitrage as suppliers can, then arbitrage on both sides of the market would lead to different market results. In this case, there would be countervailing forces working on both markets. With supply-side arbitrage only, only generators move from one market to others seeking higher compensation. With arbitrage on both sides of the market, consumers will move between the markets to reduce their costs.

3.         APPLICATION OF THESE CONCEPTS TO CALIFORNIA INSTITUTIONS

The existing structure of the California energy and ancillary services markets has a significant impact on how much more efficiency and arbitrage can be squeezed from these markets. There are currently five separate markets here, the ISO's day-ahead ancillary services market, the PX's day-ahead energy markets, the ISO's hour-ahead ancillary services market, the PX's hour-ahead energy market and the ISO's real-time energy market. If the PX were to self-provide its ancillary services, it would also introduce a day-ahead ancillary services market.

----------
(24) Of course, the exception to this is regulation because it requires AGC equipment. Further, the cost of providing regulation comes at the cost of a less efficient heat rate. Compensation for regulation may have to include an adder to maintain the margin between it and other services.

Currently there are arbitrage opportunities between the existing energy markets. Of course, bidders can arbitrage between the PX's (and ISO's) temporal energy markets. This is a two-sided arbitrage since both suppliers and consumers can do it.

More importantly, producers can engage in arbitrage between the PX's energy market and the ISO's ancillary services markets. However, it is difficult to call the current arrangement arbitrage because suppliers know the PX's day-ahead energy prices and allocations before and bidding capacity in the ancillary services markets. Whatever is not scheduled in the energy market can be bid in the ancillary services market. Further, energy prices are known when the bids to the ancillary services market are made. Thus, it is easier to gauge the level of demand for ancillary services and energy revenues. Suppliers only have competition from other suppliers in limiting their bids from high levels. Currently, uncertain demand levels and energy revenues do not limit the bids for ancillary service capacity. Greater uncertainty should reduce the bids for ancillary services because bidders are less able to assess whether their capacity will be chosen at the higher bid prices.

In whatever ancillary services market the PX develops, it must take advantage of being operated in conjunction with the energy market. There is the further challenge of addressing the potential arbitrage between the PX and ISO's ancillary services markets. In the structure adopted, it will be difficult to keep suppliers from participating in both markets. Thus, the structure and compensation in the ISO's market influence participation in the PX's market. Unless the return is at least as great as in the ISO's ancillary services market, the PX ancillary services market may not attract any sellers.

The existence of arbitrage makes it difficult to design a PX market that exploits the efficiencies of joint energy/ancillary services market. Because the ISO does not have an energy market, it fundamentally has different structure. The two-part nature of the ISO's market may have to be altered in order for the efficiencies of a joint market to be realized. From a public policy view, it is not clear whether the costs of designing a PX market and altering the ISO's market to reduce arbitrage opportunities will be offset by the efficiency gain from a joint energy/ancillary services market at the PX.

As described above, the ISO's ancillary services market makes two payments, one for capacity and another for energy (when produced). Because the PX market will have to compete with the ISO for suppliers, its payment structure must be similar. Thus the PX ancillary service market must make a capacity payment for standing ready as well as an energy payment when dispatched.

Simply imitating the structure of the ISO's ancillary services market provides no efficiency gains. Achieving cost savings requires reallocating the mix of generation to meet energy and ancillary services requirements at significantly lower costs (as revealed through bids). The task at hand is to design a joint energy and ancillary services market for the PX market that introduces efficiencies relative to the existing structure. The challenge is further complicated by the requirement that it must compete with the ISO ancillary service market.

VI.        A MODEL FOR PX PROCUREMENT OF ENERGY AND ANCILLARY SERVICES

This section develops a framework for the PX introducing an ancillary service market that complements its day-ahead energy market. The model is based on one very significant change from the way the energy and ancillary services markets currently function. Under the current structure, bidders do not have to reveal their willingness to provide ancillary services until after they know the results of the energy auction. This framework assumes that, by bidding in a combined energy/ancillary services market, producers are revealing their willingness to provide generating capacity the following day, whether it produces energy or ancillary services by standing ready to produce energy. Consequently, bidders make only one bid for both energy and ancillary services. It should be highlighted that this hypothetical structure is adopted for the sole purpose of investigating the questions posed by FERC. Specifically the model addresses the relative efficiency of jointly procuring energy and ancillary services. If the PX were to introduce ancillary services markets, it is likely that the structure would be much different than the one discussed in this report.

The description of the market below ignores the complicating factor of how the hypothetical market structure would fit together with congestion management procedures. This complication is ignored for clarity of exposition in setting out the framework. Of course, these details would have to be addressed in any market structure the PX may adopt.

A.         DESCRIPTION OF THE HYPOTHETICAL MARKET

Under this mechanism, the bidding by suppliers will be the same regardless of evaluation treatment. There will be differences in the PX's determination of capacity awards under the three mechanisms. There may also be differences in the way the PX determines the market clearing prices for each of the reserve and energy markets.

To begin, suppliers will still bid for energy in the way they currently do. However, bidders will also indicate ramp rates for each section of each of the portfolios. The PX will examine the demand bids and project ancillary service requirements. This forecast of ancillary service requirements will be discussed more fully below.

Under each of the different evaluation techniques, fully sequential, simultaneous-sequential and fully simultaneous, bids can be evaluated and awards made that allocates capacity to energy, regulation, spin, non-spin and replacement reserves. The particulars of the methodology used under each of these techniques will be discussed in greater detail below.

Regardless of the evaluation technique, the PX will determine the market prices for energy and each reserve service once the capacity has been assigned to the energy and reserve markets. At that point, the PX will inform the supply bidders of their awarded energy and ancillary services quantities and prices. The bidders would then be responsible for submitting generator specific schedules to meet the awards. Suppliers would be allowed to submit any unallocated capacity into the ISO's ancillary service auctions as they do today. Various details of the market will be discussed below in the rest of this section.

B.         BIDDING INTO THE PX MARKET

This framework requires a consistency among bids that does not currently hold in the existing markets. Specifically, in existing markets, supplier's ancillary services bids need not have any relation to their willingness to sell energy. They can bid whatever capacity prices and quantities they desire. This leads to inconsistency in the bids and willingness to provide. For example, more capacity can be offered for up-regulation, than is offered for spin. Similarly, the prices offered for regulation could be higher or lower than those offered for spin from same generator. The mechanism described below requires consistency in the willingness to sell in these markets.

As described above, the objective of the hypothetical structure is to promote consistency between bids for energy and ancillary services while facilitating lower cost provision of these services through joint procurement. The structure allows for portfolio bids to be offered for both energy and reserve capacity. It also allows suppliers the option to participate in the energy market only or to whatever extent they wish in the PX's ancillary services market. This is accomplished by indicating a ramp rate for each reserve market for each bid segment. An indication of no ramping capability indicates the supplier does not want to offer capacity in that particular reserve market.

C.         BID TYPE

1.         DEMAND SIDE

Demand side bids will operate in the same way they do currently. However, there will be changes in the options open to the demand side for procurement of ancillary services. Currently, consumers do not have the option to arrange for its own self-provision or partake in the PX's self-provision. It can only have the PX purchase its requirements from the ISO's market. In the future, it will have more options. These are: arranging for their own self-provided ancillary services, having the PX purchase services in its auction, and purchasing its requirement from the ISO's market.

The demander can indicate what portion of its requirement it has previously arranged and purchase the rest from the PX's market or the ISO's market. Notice the PX will not allow demanders to split their purchases between the PX and ISO markets. For example, a demander needs 100 MW of ancillary service and has arranged for 40 MW from a source that will self- provide it. The demander has the further option of getting the remaining 60MW from the PX's market or the ISO's market. It cannot split the residual requirement between the two markets. In this way, the demand side can also influence the degree of arbitrage between the PX's and ISO's reserve markets. This adds another level of data information and cost to the PX since it must keep track of transactions in separate markets for each of its demand bidders.

Once the PX gets the demand bids and indications of how much ancillary services demanders wish to be self-provided, there is still uncertainty about its quantity responsibility at the ISO. This is because reserve requirements are not simply a set percentage of load. Although they are often indicated as such, reserve requirements will vary depending on the sources of power. For example, WSCC requires different amounts of reserves for hydro generation than fossil generation. Similarly, imports into the system are treated differently in the calculation of reserve requirements.

In this PX market, the PX will not know the sources of the energy being provided. This is because the PX still will be accepting portfolio bids that are not required to specify the generation source. Thus, it is impossible for the PX to know exactly what its reserve requirements will be at the ISO and how much to buy in its market to self-provide. Nonetheless, this simply gives the PX a degree of discretion in deciding how many reserves it wants to schedule as self-provided. Anytime its estimate is too high and it agrees to purchase more reserves from its suppliers than it needs in for self-provision, the PX can offer these resources in the ISO's ancillary services market. Similarly, anytime the PX itself fails to purchase enough reserves to meet its self-provision requirement, it can purchase these from the ISO's market. The PX's discretion in this also acts as a mechanism to keep the prices for reserves in line between the two markets.

2.         SUPPLY SIDE

The form of the PX bids on the supply side will retain its current structure. Specifically, each bidder puts in a piecewise linear (upto 15 segments), bid for each portfolio it wishes to have the PX consider.

Under this new market, the bidder also submits ramp rates for each reserve market for each segment in its bid. For example, a bidder offers a portfolio with three segments. For each of the three segments, the bidder must specify how quickly capacity in that segment can be ramped up to meet each of the reserve requirements: up-regulation, spin, non-spin, and replacement reserves. If capacity represented in that segment has AGC capability, then the ramp rate bid indicates how much capacity is available in that segment for up-regulation. Similarly, ramp rates for spin indicates how much capacity in that segment is available for providing spinning reserve.

As is clear from the description, it is possible for the bidder to opt out of a particular reserve market by setting a ramp rate for a particular segment to zero. When bidders choose this option, the PX would not consider segments with zero ramp rates available for the particular market. However, it would consider the segment for the energy market and other reserve markets as indicated by the ramp rates for the particular reserve service.

A segment's bid price signals the bidder's willingness to assign capacity from that segment for whatever service that might be assigned to it. For example, an incremental price of $2/MW associated with a particular segment means the bidder is willing to sell capacity for any of the markets at that price. The price bid for capacity to produce energy, up-regulation, spin, non-spin and replacement reserves are all the same, in this case, $2/MW. Of course, the ramp rates and time horizons for each service limit the amount of capacity that can be offered from that segment to each of the markets.

By requiring the bids for energy and reserves to take this form, there is a built in consistency between the bids for energy and those for reserves. While the bidders can control the quantity offered for each service from an ex ante perspective, they cannot alter the prices, selling essentially the same capacity at different prices depending on the particular market. Under the current structure of the ISO's ancillary services market, bidders do have flexibility on both price and quantity.

Notice that portfolio bidding would still be available to bidders. Thus, there could be no check on whether the ramp rates were reasonable for each section of the bid curves. Bidders would take this risk on themselves. Bidders would be required to provide the capacity from generators that would meet the requirements that they were assigned in the auctions. This requirement and risk puts a greater burden on bidders to bid in ways that would facilitate compliance with the awards from the market. In portfolios with multiple generators represented, this is a formidable problem. However, the problem becomes significantly easier if fewer generators are represented in a single portfolio.

D.         PX EVALUATION OF BIDS

As described briefly above, evaluation will depend on which methodology the PX decides to adopt. The methodologies are similar in that each minimizes the cost of a service or set of services. However, the evaluation methodology varies across the three approaches under consideration.

The main difference between them has to do with how the energy and reserve markets are evaluated. In the fully sequential treatment, each market is evaluated separately in sequence. The ISO evaluates each of the reserve markets sequentially after the PX has evaluated the energy market. This methodology differs significantly from today's practice because bids are required to be consistent with each other. In the other two approaches, the ancillary services markets are evaluated simultaneously. In the sequential-simultaneous approach, the energy market is cleared before ancillary services markets are evaluated. In the fully simultaneous approach, energy is evaluated at the same time as the ancillary services. The particulars of evaluation under each methodology will be discussed in much greater detail below in the analysis discussion.

E.         NOTIFICATION OF SELECTED BIDS

The PX will determine which portfolios have been selected through its processes to provide energy and each of the ancillary services. Notification will take place in much the same way it does now. The PX will post energy and ancillary services prices and tell each participant its allocation in each of the markets. The suppliers will then be required to turn these awarded capacities into generating unit schedules. The PX will have to check that the schedules submitted for these services meet the technical requirements for such services. The PX must also identify these resources as self provision resources to the ISO. For the generators that make up its self-provision schedule, the PX must also designate proxy-energy bids for the ISO's real-time dispatch. The level of these bids will be the energy bids for the winning capacity in the day-ahead joint market.

After it receives the generator schedules it should be able to calculate its required provision for each ancillary service. Any excess capacity can be bid in the ISO's ancillary services market. Any shortfalls will simply show that the PX is only partially self-providing.

There are two options for how the PX could interact with the ISO's market when it has over-purchased ancillary services. It could act as a price taking bidder or a normal bidder.

If the PX followed price taking behavior in the ISO's ancillary services market, it would bid its excess capacity at a low price. This would ensure that the ISO scheduled the capacity and that the PX would receive something for it. As discussed below, the PX would still be responsible for paying its winning capacity the PX's market clearing prices for ancillary services. Any shortfalls or excesses due to price differences between the ISO and PX would flow through to the consumers in the PX's ancillary services market.

Under the second option, the PX would bid any excess ancillary service that it may have purchased at the PX's market clearing price. If accepted, then it will be assured that the price it will be paid by the ISO for the capacity will cover what it has agreed to pay for it. If rejected in the ISO auction, the PX would have to pay all of its suppliers and charge the excess costs to demanders. Or it may be able to adjust its awarded quantities (and price) downward so there is no excess self-provision. The particulars of this type of mechanism have not been explored.

F.         PRICING OF ENERGY AND ANCILLARY SERVICES

In the discussion so far, little has been said about how the PX will set its prices for ancillary services. There are a number of ways to set prices for these markets. Economic theory suggests a correct way to price these services. However, there are also considerations of existing institutions and fairness that influence the pricing rule to be adopted. All of these factors will be taken into account in discussing pricing rules. Further, FERC has set forth objectives of any market mechanism. Because the pricing mechanism dictates how the market participants will behave in a market, alternative pricing mechanisms will be discussed in relation to the evaluation techniques.

First, the FERC's objectives for market mechanisms will be discussed. Then, three different pricing mechanisms will be described and considered in combination with evaluation techniques. The pricing mechanisms are marginal cost, highest bid providing service, and unbiased

1.         FERC REQUIREMENTS FOR PRICING UNBUNDLED SERVICES

FERC in its December 18 order wrote, "We note that Order No. 888 requires that all ancillary services be unbundled."(25) Thus, the FERC is intent on having the energy market unbundled from the ancillary services markets. FERC further points out that unbundling simply means that services can be purchased separately and that the amount paid separately for each unbundled service is lower than the amount paid for the bundled service.

As described in its December 18 order, FERC's objective for the market mechanism is to permit the PX to develop efficient preferred schedules for both energy and ancillary services, and the ISO to develop efficient final schedules for both energy and ancillary services. This objective implies that the mechanism should provide the services at the lowest cost possible to society. This refers to dispatch costs that producers incur. However, there is difference between the costs to producers and the costs to consumers. Consumer costs are producer's revenues. Costs to consumers need to be evaluated differently from costs to producers. This distinction will be described in greater detail below.

Further, FERC laid out four principles to evaluate mechanisms for selecting and compensating energy and ancillary service providers. First, "energy and ancillary service providers should have incentives to bid a reasonable approximation of their marginal costs."(26) Namely, the mechanism should provide incentives for bidders to reveal their marginal costs of providing the service.

Second, "suppliers should not be biased in their choices among supplying energy and various ancillary services."(27) This means that bidders should be indifferent between selling energy and ancillary services.

----------
(25) FERC December 18 Decision, p. 22.

(26) Ibid, p. 21.

(27) Ibid.

Third, "suppliers and buyers should not be biased in their choices between the PX and bilateral deals."(28) This has implications for the prices charged to consumers and paid to producers. For indifference to hold, they should be the same. If they are not the same in the centralized market, there is an incentive to bypass the market and consummate a bilateral arrangement. For example, if the market price to producers is say $2.5 and consumers pay $3.0, there is an incentive for them to negotiate a bilateral price that would split the $.5 difference. Consequently, prices should reflect market clearing.

Fourth, "investment incentives should be consistent with efficient dispatch for both energy and ancillary services over the long run."(29) This requires the short-run operating incentives to be consistent with the long-run incentives to invest in generation and transmission.

These FERC objectives and principles can be used to evaluate each of the pricing mechanisms and evaluation techniques. Given the number and diversity of these evaluation criteria, it may be difficult to propose a mechanism that satisfies them all. Three different pricing mechanisms will be considered. They are based on: marginal cost, highest bid providing service, and indifference of returns.

2.         ALTERNATIVE PRICING MECHANISMS

a.         PRICING BASED ON MARGINAL COSTS

The theoretically ideal pricing methodology would set prices for energy and ancillary services at their marginal costs. Marginal costs are defined as the change in total costs if another unit of service were to be provided. This signal provides the correct information to consumers and producers of electricity. Specifically, price equal to marginal cost signals consumers the cost to society of consuming an additional unit and pays producers only the cost of providing that unit.

Despite its simplicity in concept, applying marginal cost pricing to jointly produced products that are consumed at different times is a difficult proposition. The joint production aspect of the services complicates determining marginal costs. Similarly, the temporal consumption of the different services also complicates applying marginal cost pricing.

As described above, both energy and ancillary services can be provided from the same generating units. Further, generators providing some of the reserve services, regulation and spin in particular, are required to be on line and producing energy in order to provide ancillary services.(30) Thus, generators must be producing both energy and ancillary services. This joint production can complicate the marginal cost of a particular service, such as spin, because the

----------
(28) Ibid.

(29) Ibid.

(30) While this is not true for all types of generators, it is general enough for this discussion of joint production.

marginal cost of spin is tied to the marginal cost of energy. Although separately quoted, these marginal costs are jointly determined.

Similarly, the temporal consumption implied in these markets also complicates determining marginal costs as described above. On the one hand, reserve services can be viewed as containing two parts, holding capacity idle to be ready to produce and the energy they do produce when called. On the other hand, the energy market combines the capacity to produce with the actual production. Thus, reserve services are often paid on two different bases, capacity and energy while energy is paid on one basis, the energy produced.

To accommodate joint production in a marginal cost pricing framework, it is necessary to change the view of payment for ancillary services. Instead of employing a two-part structure to compensating reserve services, a one-part compensation is needed. Specifically, a payment is made for reserve services that covers both the costs of holding capacity idle and the energy produced when called. Under this mechanism, capacity providing ancillary services is paid for energy even if it is not called in real time to produce energy. This may be an undesirable feature of pricing ancillary services in this manner.

b.         PRICING BASED ON THE HIGHEST BID PROVIDING THE SERVICE

An alternative pricing mechanism is to set market prices based on the highest bid of capacity accepted to provide the service. After allocating capacity to each of the markets, the price for each market is based on the highest bid for capacity chosen to provide the service. For example, if the highest bid to sell energy were $1.9/MWH then the price would be set at this level.

This is close to marginal cost pricing, however, it is not the same in the case of simultaneous evaluation. This is because evaluating markets simultaneously leads to joint allocation decisions. Determining the marginal cost of one reserve service depends on reallocating capacity between all services. Pricing based on the highest bid providing the service ignores this reallocation effect between the markets and assumes each market is autonomous and separate from the other markets.

Unlike marginal cost pricing, this mechanism allows the separation between the single payment for energy and a two - part payment for reserve services. Namely, separate payments can be made for reserving capacity and for the energy generated, if any. Pricing in this manner requires the capacity payment to be the difference between the highest cost bid accepted for a reserve service and the energy price. The argument for setting price at this level is that the opportunity cost of selling energy is the profits that the capacity would have received if it had been accepted in the energy auction.

Also, paying this quantity to all providers of the reserve service would result in a market clearing result. Specifically, none of the producers has an incentive to move to a bilateral arrangement because all consumers are paying the same amount that all producers receive.

This capacity pricing arrangement can be seen in Figure 1. The energy price is set at the level of highest cost of capacity allocated to provide energy. In this case, PE is the price for energy. The capacity payment to the reserve service is set at the difference between the highest bid accepted to provide the service (P(S)) and the energy price. In particular, the capacity payment is (P(S) - P(E)) for each MW of reserves purchased. If called to provide energy in real time, this capacity would also receive a payment for the energy produced.


                                [FIGURE 1 CHART]


Despite the favorable features of this pricing mechanism, it does have some drawbacks. Under this mechanism, suppliers would rather provide ancillary services than energy. They are likely to bid in such a way to increase the likelihood of selling the services with the highest returns. Bids will not reflect marginal costs. The ancillary services provision is favored because there is a differential in returns to producers for supplying energy and ancillary services. The margin of a supplier selling energy is the difference between the energy price and its bid. The margin for reserve services is the difference between the highest bid providing the service and the energy price. This will be larger than the return for energy, particularly for generators near the margin of the energy market.

                                [FIGURE 2 CHART]


This can be seen in Figure 2. Again, the market-clearing price for energy is P(E). P(S) represents the highest-cost winning bid for the reserve service. Sellers of energy only receive the amount depicted by A while sellers of the reserve services receive the amount labeled B. Clearly, generators will have greater profits providing reserves than energy.

c.         PRICING BASED ON INDIFFERENCE OF MARKETS

The third pricing mechanism considered addresses the desired property of having the returns to selling energy and ancillary the same. This mechanism will also induce bidders to reflect their marginal costs in their bids and allows for separate pricing of energy and ancillary services. However, as will be seen, this mechanism also has its drawbacks, particularly, when it comes to providing a market-clearing price for reserve services. This mechanism can be described as indifference of market returns.

This mechanism sets the price of energy at the highest bid of the capacity chosen to supply any of the reserve services. Namely, if the highest-bid capacity provides spin or non-spin or any of the other reserve services, the bid sets the price for energy. In turn, the energy price is the basis for calculating the capacity payments for the reserve services. The mechanism allows separate energy and capacity payments to be made for reserve services.

The objective of this mechanism is to keep producers indifferent between selling in the energy market and in the reserve markets. In order to achieve this indifference, the returns from each market must be the same regardless of the market. In the energy market, the return to suppliers is the difference between the energy price and the bid to provide that service. Consequently, in the ancillary services markets, the return to suppliers must be the difference between the energy price and the bid. Thus, this is the price paid to each supplier of reserve service, namely, the difference between the energy price and its bid.

This can be seen in Figure 3. The price of energy is set at P(E), the highest cost bid of all bidders providing energy and reserve services. The payment made to supplier who is providing reserve services is the difference between P(E) and the suppliers bid. In the figure, reserve supplier B receives the difference between the energy price and its bid. This mechanism keeps suppliers indifferent between providing energy and reserve services.


                                [FIGURE 3 CHART]


However, the price to consumers is a different amount. Because different suppliers will have different bids and be paid different amounts, there is no single price paid for reserves. In order to maintain revenue neutrality, the price paid by consumers is the average cost of each service. Specifically, the average of the prices paid to the suppliers for that service.

This reveals a major drawback to this pricing mechanism. Because individual consumers pay something different from what individual producers are paid, the mechanism does not provide a market clearing equilibrium for the reserve services. In particular, producers who are paid less than average will have an incentive to create bilateral arrangements with consumers who are paying the average. Nonetheless, it does induce bids close to marginal costs and does not bias the choice of markets for producers.

3.         PRICING IN THE ISO ANCILLARY SERVICES MARKET

In setting up the pricing mechanism in the PX, an additional consideration is how the ISO remunerates capacity providing ancillary services. As described above, the ISO takes a two-part bid for providing reserves: capacity and energy components. However, the ISO only uses the capacity bid in choosing which resource will provide capacity. The prices in these markets have been as high as, if not higher than, the energy prices.

If the PX were to pay something significantly less than what the ISO pays, arbitrage would prevail and suppliers would simply move to the ISO's market and not participate. Also, the objective of introducing PX self-provision is to lower the cost of ancillary services in the market.

However, the ISO's ancillary services markets are undergoing significant changes. While it does not appear the ISO will change the structure of its market mechanisms for ancillary services, it is uncertain exactly what reforms the ISO will make to its ancillary services markets.

An alternative way to look at the reserves markets is as options markets. The buyer is purchasing an option to call on the supplier to provide electricity at a particular price. Thus, there is a reservation payment to stand ready as well as a strike price for delivery. Under this type of framework, there is two-part bidding for ancillary services, a capacity component and an energy component. While this mechanism may seem closer to the existing ISO structure, the correct way to evaluate such a bid is to combine these components in choosing the suppliers in the day-ahead framework.

While it would be possible to set up a two-part framework for the PX market, it involves a more complicated mechanism in allowing for the joint evaluation of energy and reserve markets. Because of the added complexity, this framework was not pursued here.

G.         SUPPLY REMUNERATION AND DEMAND PAYMENTS

Under this framework, payments to suppliers and charges to consumers are relatively straightforward and work as in a standard market. The main difference is that the PX will have to track and settle with buyers and sellers who opt to participate in the ISO's market rather than its own. There is the further complication of pricing and paying for any reserve requirements that are sold or purchased through the ISO's market. Each of these aspects will be discussed briefly.

It is clear that the PX should pass on the ISO's prices to suppliers and demanders who have opted out of the PX's self-provision market for ancillary services. The PX prices may be higher or lower than the ISO's prices. By requesting participation in the ISO market, suppliers and demanders will receive those prices.

It is less clear how the PX will deal with sellers and purchasers in its own markets, particularly since there is the risk that the PX may purchase too much or too little in its own market. The PX itself must remain revenue neutral with respect to transactions in the ISO's markets. Any costs or benefits that accrue due to differences in ancillary service market prices and over- or under-selling should be borne by the demanders who have opted for the PX market. The PX will pay winning generators the PX price it has determined for each service, regardless of whether it needs to sell that output into the ISO market or not.

However, demanders will pay a blended rate for their services. The blend may include the cost of ISO-provided services if the PX has purchased too little in its own auction. It may also include a credit if the PX has over purchased and sold its excess into the ISO's market at a price higher than its own. Similarly, the blended rate could include costs if the PX has over purchased and sold its excess into the ISO's market at a price lower than its own. This latter case provides an incentive for demanders to opt out of the PX's market for the ISO's market because the PX's price is higher plus there is an adder for over self-provision.

VII.       CHANGES REQUIRED TO IMPLEMENT THE PX MARKET

A.         ISO OPERATIONS

The hypothetical framework assumes the ISO is not planning to make major changes to its ancillary services markets. This is probably not the case. The ISO is in the process of evaluating its ancillary service market mechanisms. Although the ISO may change its evaluation procedures, it is not clear what changes will be made to the bidding procedure, the form of the bids, the timing of the market, or pricing of these services. Further, the framework does not require that the ISO make any changes in any of these areas. This report has assumed that suggesting such changes is out of its purview and has not addressed how the ISO might change its market operation and pricing rules for ancillary services.

B.         PX OPERATIONS

Under any arrangement the PX might adopt for self-providing ancillary services, the required changes are significant, both in the PX's tariffs and settlement system.

Changes will have to be made to the PX's tariff to describe how the PX would operate its reserves market and how it would self-provide these services. Because of the inertia built into the current system, these changes may be difficult to get approved. Any change will produce winners and losers from the producers and consumers currently in the market. Consumers may gain benefits from having a source for ancillary services other than the ISO's market. Producers may face increased costs of deciding how to bid in each of the markets open to them.

Further, the PX must build the infrastructure to handle such a market. There are three parts to building this infrastructure. First, the software must be written to evaluate the energy bids for ancillary services. While the algorithms are similar to the energy market, ramping rate adjustments must be made. Further an algorithm to optimize the markets simultaneously may also have to be built.

Second, algorithms and software will have to be developed because the bidding structure of the PX differs from the ISO's. The PX energy bids are a 15-piecewise linear curves while the ISO's ancillary services bids are an 11 piece step-wise bid. In order to bid, provide bids into the ISO's market, the PX must convert its bids into ISO bids.

Third, a new settlement system must be built to track the choices individual market participants make. The settlements system must track the quantities each buyer self-provides, purchases from the PX or purchases from the ISO. Similarly, the PX will have to track the output from generators as well, in terms of being dedicated to self-provision, selling into the PX market and selling into the ISO's market. Further, on the demand side, the PX will have to calculate the appropriate price for its consumers. Because the PX itself may be a net-supplier or net-demander with regard to the ISO's market, it must calculate a blended rate of PX and ISO prices for its demanders. These software modifications could impose a significant cost burden in implementing this framework.

VIII.      THEORETICAL IMPACTS FROM A JOINT ENERGY ANCILLARY SERVICES MARKETS

In the discussion so far, there has been some general recognition that joint provision of energy and ancillary services can lower the total costs of producing each. This section explicitly discusses the impacts of a joint market. There is the possibility of lower costs to society; however, these cost savings may result in higher prices for consumers depending on the pricing rule adopted. The impact of joint procurement on cost savings will be discussed. Similarly the effect of different pricing rules on sequential and simultaneous markets is considered.

A.         POTENTIAL FOR LOWER COSTS

There are efficiency gains that can be achieved from a joint energy and ancillary services market in relation to a similarly designed sequential market as described above. These efficiencies result from having a wider scope of choices between uses of capacity.

In a sequential energy and ancillary services market, it is possible to miss efficiencies from joint procurement. This is because joint procurement allows capacity substitution across all markets, reserve and energy. In fully sequential markets, the energy market is cleared before consideration of any of the reserve markets, and the regulation market before consideration of the other reserve markets, and so on. This means capacity allocated to energy (or an earlier reserves market) cannot be substituted for capacity in the later reserve markets. This missed opportunity for substitution is a missed opportunity to lower costs. A fully simultaneous market does not miss this opportunity.

For example, in a sequential market, the procurement of energy ignores the ramp rates for suppliers. However, they are an important component of the procurement of ancillary services.

Because the ancillary service market follows the energy market, it is possible to award energy production to capacity that has fast ramping capability. This means only slower ramping capacity is available in the reserves market. The joint cost of producing energy and reserves may be higher because the lower-cost, fast ramping capacity cannot substitute for the higher-cost, slower ramping capacity. In a simultaneous market, it is possible for this substitution to take place, reducing the overall cost of energy and ancillary services.

B.         POTENTIAL FOR HIGHER PRICES

The simultaneous provision will also have an impact on the pricing of energy and each of the ancillary services. As discussed above, one of the purposes of unbundling is providing separate prices for each of the services being provided. Thus, the objective includes pricing services as well as minimizing costs. Depending on which of the three pricing rules described above is adopted, there is also a difference in energy and reserve prices between procuring them under simultaneous and sequential evaluation. The relative impact on prices to consumers will also differ between evaluation techniques.

1.         IMPACT ON PRICES UNDER MARGINAL COST PRICING

Under sequential evaluation, the selection of capacity for each market is done without regard to the impact on other markets. The markets evaluated earlier in the process will be allocated the less expensive capacity. In the cases analyzed, the energy markets were evaluated first. Consequently, energy prices should be lower relative to other services.

Under simultaneous evaluation, explicit consideration is given to how the capacity allocated in one market affects the available capacity in the other reserve markets. Similarly, the marginal cost calculations reflect this consideration. Needing more spin capacity could well reallocate available capacity to energy, non-spin and the other markets. Thus, the marginal costs of each of these services will tend to be equated and the prices for the services will be equated.

In comparing the resulting prices from the two evaluation techniques, the following should be true under marginal cost pricing. Energy prices should be lower under sequential evaluation than under simultaneous evaluation. Also, prices for reserve services should tend to be lower under simultaneous than sequential since lower cost capacity has been used.

This can be seen in Figure 4, which compares the two techniques. Under sequential evaluation, the energy price is set first and reserve prices are generally higher. Under simultaneous evaluation, all prices are equated. In order to aid in illustration of the results, this graph (and the following ones) incorporates two simplifying assumptions that do not change the results in general. First, demand is assumed to be inelastic. Second, it is assumed that the ramp rate constraints for capacity do not bind in constructing the market supply curve.

                     [FIGURE 4 MARGINAL COST PRICING CHART]


2.         IMPACTS ON PRICES UNDER HIGHEST COST RESOURCE PRICING

The results for pricing under Highest Cost Resource Pricing are similar. Recall under this technique, explicit prices for capacity are calculated as the difference between the highest cost resource providing the service and the energy price.

Again, in a sequential market, the energy market is cleared before the reserves markets are considered. Thus, the lowest cost capacity is allocated to energy leading to a relatively low energy price. In pricing reserves, the capacity payments depend on the cost of the highest resource providing the service and the energy price. Because the energy price is low, reserve prices under sequential evaluation are relatively high. Of course, the results depend on the shape of the bid curves.

Under simultaneous evaluation, again the substitution of capacity between the energy and reserve markets allocates relatively higher cost capacity to the energy market. Also, the substitution also means the highest cost capacity needed is likely to be less costly than the highest capacity needed under sequential evaluation.

This combination of factors leads to lower prices for energy under sequential evaluation than under simultaneous. Similarly, because the energy prices are lower and higher cost resources are needed, reserve prices should be higher under sequential than simultaneous evaluation. This is the same result seen under Marginal Cost Pricing.

Figure 5 illustrates the comparison between evaluation techniques graphically. PE is the energy price in both cases. MCAS is the highest bid accepted for ancillary services. The difference between MCAS and PE establish the capacity price for the ancillary service PAS. The sequential approach has lower energy prices, but higher ancillary services prices.


                   [FIGURE 5: HIGHEST COST BID PRICING CHART]


3.         IMPACTS ON PRICES UNDER INDIFFERENCE OF MARKETS PRICING

Indifference of Markets pricing is qualitatively different than the other two pricing mechanisms considered. This is because the energy price is not set at the highest bid accepted for energy, but at the highest bid accepted for any of the reserve markets. The simultaneous approach allocates capacity more efficiently than the sequential approach. Thus, less costly capacity is needed to meet the combined demand. This yields a lower price for energy under simultaneous evaluation than under sequential.

Recall under this approach there is no market-clearing price for reserve services. Suppliers are paid the difference between the energy price and their bids. Prices to consumers are average prices of those paid to producers. There is no a priori reason why these differences should be greater or lesser under simultaneous evaluation in comparison to sequential. The exact nature of the relative difference will depend on the shape of the supply curve. Consequently, reserve prices may be higher or lower under simultaneous in comparison to sequential under this type of pricing.

Figure 6 illustrates these results. Under sequential, P(E) is higher than under simultaneous, reflecting the less efficient dispatch. Again the capacity payment for reserve services is the difference between the bids and the energy price. It is difficult to say that this difference will in all cases be less under simultaneous than sequential. This result is different from the other two pricing mechanisms discussed.


                  [FIGURE 6: MARKET INDIFFERENCE PRICING CHART]

IX.        ESTIMATING THE EFFICIENCY GAINS FROM A SIMULTANEOUS MARKET

The purpose of this report is to address the added benefit from a simultaneous ancillary services and energy market. This section discusses the methodology used to estimate such benefits. There are several alternative approaches including, among others, an empirical analysis of actual bids into these markets and simulation of the different market designs.

A.         SIMULATION ANALYSIS WILL BE REVEAL MORE THAN AN ANALYSIS OF HISTORIC
           BIDS

Although the energy and ancillary services markets have been in operation for a number of months, it is not wise to rely on an analysis of actual market data. Instead it will be more enlightening to use a market simulation analysis to quantify the benefits from simultaneity.

1.         PRACTICAL REASONS WHY AN ANALYSIS OF HISTORIC DATA IS NOT HELPFUL.

First, the markets are new. Participants have been learning how to operate in these markets and take advantage of their opportunities. Their bidding behaviors have changed over time as they have learned more about the market rules.

Second, there have been significant changes in the markets over this period, particularly with the ancillary services markets. Initially, all ancillary service bids were capped. Then some bidders had their caps removed. An overall price cap was introduced as well as a supplemental payment for regulation. Recently, caps were lifted for all participants. Currently, the ISO is examining how it might better operate its ancillary services markets. On the energy side, an hour-ahead market was introduced.

Third, the PX does not have access to the ancillary service bids for all bidders in the ISO market. Even though the PX passes through its own participant's bids, these data are confidential and it may be difficult to examine the nature of the relationship between energy and ancillary services.

Finally, the objective of the analysis is to examine the benefits of simultaneous procurement relative to sequential purchasing. The current methodology is based on sequential markets. Historic and current bids are formulated under the rules that exist for sequential procurement. A change in the procurement rules should elicit a change in bidding behavior. Similarly, the rules and formulation of bids in a joint energy and ancillary services market would elicit different bidding strategies. Thus, using current bids is not helpful in determining the efficiency gains.

2.         SIMULATION ANALYSIS CAN BE ENLIGHTENING

It may be helpful to set up hypothetical markets with the bidding structure to examine how large a difference the simultaneous structure makes in procuring ancillary services. Simulations can illustrate the potential savings from different markets incorporating degrees of simultaneity. Simulations could also be used to study the behavior of market participants if hypothetical markets are actually set up and the participants are allowed to bid in them to establish equilibria. These experimental simulations could prove fairly accurate estimates of the differences in the markets. However, the depth needed to establish highly accurate experimental results is beyond the scope of this analysis. The following sections undertake the more modest goal of providing a rough estimate of how much more efficient simultaneous evaluation is than sequential.

B.         DESIGN OF  THE MARKET SIMULATIONS

In order to isolate the impact of the degree of simultaneity, the level of energy and ancillary service demand remains constant between treatments. Similarly, the bid prices and quantities also stay unchanged. The resulting differences in costs of provision will indicate the magnitude of the benefits from a particular level of simultaneity. The differences in efficiency will be calculated for representative levels of demand in order to illustrate how efficiency varies over different seasons. Each of the problems and treatments are set up as cost minimization problems.(31)

It should be highlighted that this research approach does not capture differences in bidding behavior that may result from the different market rules and opportunities in the ISO's markets. As discussed above, such behavior changes may appear at higher levels of demand. The competitiveness of the energy market should dominate any behavioral difference at lower levels of demand.

The above-described framework for procuring energy and ancillary services is applied to three different degrees of simultaneity in evaluation. They are: fully sequential evaluation (fully sequential); a partially sequential, partially simultaneous evaluation (sequential-simultaneous); and a fully simultaneous evaluation (fully simultaneous). The fully sequential approach evaluates in the following order: energy, regulation, spin, non-spin, and replacement reserves. The sequential-simultaneous approach evaluates the energy market before evaluating the reserve markets simultaneously. The fully simultaneous approach evaluates energy and all reserve markets together. Each of the three treatments are described in greater detail below.

1.         FULLY SEQUENTIAL EVALUATION METHODOLOGY

The fully sequential approach means the bids are used to meet the requirements of each service in order. First, the PX will create a market supply curve from the bids and clear the market for energy in the same way it does today. The PX will then take the remaining bid curves and adjust them for the regulation ramp rates indicated by the bidders. Using this adjusted supply

----------
(31) In what follows, the discussion focuses on cost minimization given a level of demand. The results and applications described will also be applicable to an analogous surplus optimization where demand bidding is explicitly taken into account. Such an abstraction is warranted given the limited bidding activity on the demand side of the market and the clarity of exposition of the cost minimization framework.

curve and its estimated regulation requirements, the PX will then clear the regulation market. Next, the PX will adjust the remaining supply curve for energy and regulation awards and the ramp rates indicated for spinning reserve. The spinning reserve market will then be cleared using this adjusted supply curve and estimated needs for spinning reserve. Similar adjustments and clearing take place for each of the remaining reserve markets in order.

This approach most closely matches the manner in which energy and ancillary service awards are evaluated today, by the combination of the PX and ISO. However, there is one very important distinction. The suggested methodology requires bid consistency between the ancillary services. Because the PX works off the bids used in the energy market, it can impose consistency by requiring any capacity unused in the energy market to bid exactly the same price for all the reserve markets for which it might be eligible. In this regard, the approach is also close to the ISO's proposed smart-buyer methodology that attempts to impose this consistency on bids through administrative rules.

2.         SEQUENTIAL-SIMULTANEOUS EVALUATION METHODOLOGY

Sequential-simultaneous procurement means the bid curves are first used to minimize the costs of meeting the required level of demand. Once an allocation of energy to portfolio bids has taken place, then the quantities in the portfolios are adjusted for awarded capacity and ramp rates for each segment. The entire set of reserve markets is then evaluated, minimizing the costs of meeting the ancillary service requirements subject to the ramping constraints. Under this methodology, the PX is able to substitute higher cost suppliers for lower cost suppliers in one market if such a substitution allows the PX to save costs in another market. This substitutability does not apply to the energy market. Rather it only extends to the other ancillary services markets.

This approach is very similar to the combination of the PX's current energy market and the ISO's proposed LP optimization with one very important exception. Again, the ISO does not require consistency between the bids made for the various services offered, as the PX market requires. Although it has been discussed, this requirement has not been imposed on the current market.

3.         SIMULTANEOUS EVALUATION METHODOLOGY

Fully simultaneous procurement means the bid curves and accompanying ramp rates are used to meet energy and ancillary service requirements using a single optimization problem. The objective function of the minimization problem is the sum of the energy and ancillary service costs. Because the energy market is considered along with the ancillary services markets, it is possible to reduce total overall costs by substituting relatively low cost capacity that would be used for energy for much higher cost capacity that would be used for reserves. As will be discussed in greater detail below, this is the primary theoretical advantage of a simultaneous approach.

Because of the trade-off between the energy and reserves markets, this type of approach cannot be replicated by the ISO. The ISO cannot set up the conditions that would allow such a substitution because energy schedules are fixed by the time the ISO receives the bids for the ancillary services markets.

C.         EVALUATION CRITERIA BETWEEN THE MODELS

The measure of efficiency is the level of costs incurred for the given level of provision of services. In this case, who is incurring the cost matters. The pricing rules adopted affect the out-of-pocket costs for consumers and the revenue streams to producers. As will be seen, different rules produce different impacts on consumers and producers. These may be simple wealth transfers between parties and have no impact on the overall resource cost to society.

Efficiency measures taking the societal perspective are most appropriate. In the framework described below, a market supply curve is assumed. The measure of societal costs is the minimized costs, as revealed by bidders. This is essentially the area under the supply curve for the capacity scheduled for use in the energy and reserves markets. Society is better off if the resources with the lowest costs are committed. However, it should be highlighted that capacity selected for reserves may not have to incur their full bid costs in standing ready to generate. As described above, the compensation structure pays them as if they were producing energy. Restricting the analysis to lower levels of the supply is appropriate because bidders are more likely to be acting competitively and bidding their true costs.

The analysis also focuses on the costs to consumers, which is the same as the revenue to producers. Pricing rules may affect the costs to consumers and revenues to producers without having a material impact on the overall costs to society. For each of the pricing rules described above, the costs to consumers and revenues to producers will be calculated for each evaluation technique. This distribution of benefits may also affect the desirability of instituting a particular evaluation methodology and pricing structure.

The next section describes a common model. It is an improvement over the existing structure in that it requires consistency between the bids offered for energy and each of the ancillary services.

X. NUMERICAL COMPARISON OF THE EFFECTS OF SIMULTANEOUS AND SEQUENTIAL MARKET AUCTIONS

This section describes nine simple spreadsheet models(32) that were built to examine the difference between the three evaluation approaches and three pricing methodologies. The models have been used to compare the cost and pricing results under exactly the same inputs

----------
(32) Copies of the spreadsheet models used are available from the author upon request.

with the only variation being in how the markets are cleared and how prices are calculated. In this empirical analysis, the complication of congestion management and pricing has been ignored. The analysis focuses on the cost differences between different evaluation techniques and pricing rules. The magnitude of the impact of congestion is likely to be a second order effect to the main result.

A.         ASSUMED MARKET SUPPLY AND DEMAND CONDITIONS

1.         REPRESENTATIVE MARKET SUPPLY CURVE

The market supply curve was estimated by the PX using data from the opening of the market through September 1998(33). As described above it is assumed that the market supply curve reflects the costs of the generators providing the service. While there are issues of fixed and avoided cost recovery, this is taken as a proxy to the long-run marginal costs in the market. As was described above, this is not an unreasonable assumption particularly at levels of demand below 31,000 MW. At loads above this level, the curve may well reflect costs; however, it may also contain the effects of diminished competition in supply. It should be noted that load was only above this level 5 percent of the time between the opening of the market and the middle of December 1998. This supply curve is assumed to reflect long-run marginal costs.

In order to fit the curve into the analysis at hand, it was necessary to estimate a stepwise function that approximates the supply curve. The reason for this change in functional form is two fold. First, the spreadsheet models developed solve more easily as a stepwise function. Second, the ISO's ancillary services market uses a similar stepwise functional form. The market curve was segmented into 16 different steps each of equal size and fitted to the functional from of the supply curve discussed above. While it is not imperative to have equal sized steps, such an assumption simplifies the analysis. The numerical results will depend on the approximation to the supply curve. Both the supply curve assumed for the market and its stepwise approximation are illustrated in the following diagram.

----------
(33) The exact specification of the curve is Price =
     3.92135232170356E-11*Load(3)-2.58757653414328E-
     06*Load(2)+0.0581499351022064*Load-423.576761520161. It was taken from a PX
     Document entitled "Buying Strategies in the PX: Reflections on Using the Day-Ahead and Day-Of Markets Together."

        [ESTIMATED PX SUPPLY CURVE AND STEP FUNCTION APPROXIMATION CHART]


2.         REPRESENTATION OF DEMAND

The spreadsheet models are set up to calculate the costs and revenues using the market supply curve and different levels of demand. The purpose of the analysis is to illustrate the potential savings from having simultaneous evaluation of the markets. Consequently, using various levels of demand over the entire range of PX quantities will illustrate the likely savings from simultaneous markets. The levels chosen for this analysis reflect the range of PX demands from April 1998 through the middle of December 1998. The unconstrained market clearing quantities ranged from a low of 14,542 MW to a maximum of 36,376 MW. Six different levels of demand were used, representing the quintiles, median, and 90th percentile of demand in the PX. The minimum was not used because of the likely occurrence of over-generation at that time. The maximum was not used since the markets are not likely to be sufficiently competitive at that level of demand. The following table summarizes the demands used.

Demand Level                            (MW)
20th  Percentile                    18475.76
40th  Percentile                    20685.92
50th  Percentile                    21799.95
60th  Percentile                    22726.94
80th  Percentile                    24803.46
90th  Percentile                    27724.76

B.         DESCRIPTION OF THE SPREADSHEETS

As discussed above, the spreadsheets take inputs from bidders whose bids collectively constitute the market supply curve and the PX and uses optimization methodology to allocate capacity awards for energy and reserves. The bid evaluation methodologies are cost minimization problems where costs are represented by the supplier's bids. Given the competitiveness of the energy market, this is not an unreasonable assumption.

There are three spreadsheet models (fully simultaneous, simultaneous-sequential and fully sequential) for each of the three pricing mechanisms (marginal cost, highest bid accepted and indifference between markets). The fully simultaneous models minimize the costs of energy and reserves in a single optimization. The sequential-simultaneous models first minimize the cost of energy before solving a subsequent cost minimization problem for the rest of the reserves markets. The fully sequential models solve them in order. In all cases, the demand side of the market is significantly simplified as an inelastic level of demand to be met. Because all of the effects to be investigated are on the supply-side of the market, this representation does not reduce generality. The rest of this section will describe each of the inputs and outputs from the models.

1.         MODEL INPUTS

PX inputs are primarily on the demand side of the model. They include the level of energy demand to be met and the level of reserves the PX wants to purchase. The desired reserve requirements are specified as percentages of energy demand and vary by ancillary service. For example, in the analysis presented below, the PX was assumed to be purchasing 1% of load as up-regulation, 3.5% of load for each of spinning and non-spinning reserves, and 5% of load for replacement reserves. The analysis was undertaken by varying the level of demand to be met and comparing the results across the two models.

SUPPLY BIDS
                                               Quantity                                  Maximum Ramp Rates (%)
                      Bid Price         Maximum        Minimum        Regulation         Spin        Non-Spin         Replacement
Portfolio 1              5.74            16500            0                0              0              0                 0
                        14.37            727.5            0               0.1            0.5            0.5                5
                        18.90            727.5            0               0.3            0.75          0.75                5
                        21.74            727.5            0               0.4             1              1                 5
                        25.37            727.5            0               0.5             2              2                 5
                        32.21            727.5            0               0.5             2              2                 5
                        44.72            727.5            0               0.5             2              2                 5
                        65.34            727.5            0               0.5             2              2                 5
                        96.52            727.5            0               0.5             2              2                 5
                        140.70           727.5            0               0.5             2              2                 5
                        200.33           727.5            0               0.5             2              2                 5

                        277.86           727.5            0               0.5             2              2                 5

Portfolio 2              9.22            727.5            0               0.1            0.5            0.5                5
                        16.22            727.5            0               0.3            0.75          0.75                5
                        19.91            727.5            0               0.4             1              1                 5
                        22.75            727.5            0               0.5             2              2                 5
                        27.17            727.5            0               0.5             2              2                 5
                        35.63            727.5            0               0.5             2              2                 5
                        50.57            727.5            0               0.5             2              2                 5
                        74.44            727.5            0               0.5             2              2                 5
                        109.68           727.5            0               0.5             2              2                 5
                        158.74           727.5            0               0.5             2              2                 5
                        224.07           727.5            0               0.5             2              2                 5
                        308.10           727.5            0               0.5             2              2                 5

Portfolio 3             12.07            727.5            0               0.1            0.5            0.5                5
                        17.69            727.5            0               0.3            0.75          0.75                5
                        20.83            727.5            0               0.4             1              1                 5
                        23.92            727.5            0               0.5             2              2                 5
                        29.42            727.5            0               0.5             2              2                 5
                        39.77            727.5            0               0.5             2              2                 5
                        57.41            727.5            0               0.5             2              2                 5
                        84.80            727.5            0               0.5             2              2                 5
                        124.38           727.5            0               0.5             2              2                 5
                        178.59           727.5            0               0.5             2              2                 5
                        249.88           727.5            0               0.5             2              2                 5
                        340.70           727.5            0               0.5             2              2                 5

Bidder inputs are somewhat more complex. The model assumes there are three suppliers, each with its own portfolio bid. Each portfolio has 12 parts. In order to facilitate computation, each portfolio uses a step function. This is in contrast to the piece-wise linear specification described above. Besides bidding the price level and quantity of each step on the function, bidders also provided ramp rates for each step for each reserve market. The ramp rates specify the percentage increase each step could contribute to providing the reserve. As described above, these ramp rates allow suppliers to indicate how much they would like to bid in the PX's reserve markets. The ramp rates used in the analysis were simply assumed with no significant check on the reasonableness of their magnitudes. As will be discussed below, many of the empirical results rely on the ramp rates assumed. The table shows supply side bids used in all the models constructed.

2.         MODEL OUTPUTS

Each of the models solves its respective cost minimization problems to allocate capacity. This is a standard cost-minimization allocation problem where the suppliers bids represent their willingness to provide capacity in each market. For the models using simultaneous approaches, the ramping percentages are used to establish constraints in the cost minimization problem. The table below represents the model's dispatch quantities for the first quintile level of demand, 18,475.76 MWH and the fully sequential evaluation technique under highest cost bid pricing.

SUPPLY
                                               Awarded Quantities
      Energy          Regulation           Spin            Non-Spin         Replacement             Total
      16500                0                 0                0                  0                  16500
       521                 7                36                36                127                  728
        0                 22                55                55                 70                  201
        0                 29                73                73                 0                   175
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0

       728                 0                 0                0                  0                   728
        0                 22                55                55                364                  495
        0                 29                73                73                 0                   175
        0                 25                146              146                 0                   316
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0

       728                 0                 0                0                  0                   728
        0                 22                55                55                364                  495
        0                 29                73                73                 0                   175
        0                  0                83                83                 0                   166
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0
        0                  0                 0                0                  0                    0

Each model calculates prices based on the respective pricing methodology as described above. While the dispatch for a particular evaluation technique may not differ between pricing methodologies, the resulting prices will. These prices as reported in the spreadsheets are illustrated in the table below. Again the table reports results for a demand of 18,475 MWH and the fully sequential evaluation technique under highest bid accepted pricing methodology.

         MARKET PRICES ($/MWH)
           Energy                      14.37
         Regulation                     8.37
            Spin                        9.55
          Non-Spin                      9.55
         Replacement                    4.52

The following table reports the portfolio revenues implied by the model. These revenues to producers are also the out-of-pocket costs to consumers. The table contains the revenues that correspond to the prices and quantities for the 18475 MW level of demand and the fully sequential evaluation technique and highest bid accepted pricing methodology.

PORTFOLIO REVENUE
                                     Revenue from Each Market
   Energy      Regulation          Spin           Non-Spin       Replacement           Total               Total
   237173           0                0               0                0               237173
    7485           61               347             347              573               8814
     0             183              521             521              315               1539
     0             244              695             695               0                1633
     0              0                0               0                0                  0
     0              0                0               0                0                  0
     0              0                0               0                0                  0
     0              0                0               0                0                  0
     0              0                0               0                0                  0
     0              0                0               0                0                  0
     0              0                0               0                0                  0
     0              0                0               0                0                  0
   244658          487             1563             1563             887                                  249159

   10457            0                0               0                0                10457
     0             183              521             521             1645               2869
     0             244              695             695               0                1633
     0             207             1389             1389              0                2985
     0              0                0               0                0                  0
     0              0                0               0                0                  0
     0              0                0               0                0                  0
     0              0                0               0                0                  0
     0              0                0               0                0                  0
     0              0                0               0                0                  0
     0              0                0               0                0                  0
     0              0                0               0                0                  0
   10457           633             2605             2605            1645                                   17945

   10457            0                0               0                0                10457
     0             183              521             521             1645               2869
     0             244              695             695               0                1633
     0              0               791             791               0                1582
     0              0                0               0                0                  0
     0              0                0               0                0                  0
     0              0                0               0                0                  0

     0              0                0               0                0                  0
     0              0                0               0                0                  0
     0              0                0               0                0                  0
     0              0                0               0                0                  0
     0              0                0               0                0                  0
   10457           426             2007             2007            1645                                   16541

C.         MODEL RESULTS

1.         IMPACT ON PRODUCTION COSTS

The dispatch of capacity for each evaluation technique did not vary between the pricing methodologies. This was to be expected because the optimization problem did not vary between pricing methods, only over evaluation techniques. Further, there is assumed to be no behavioral affect on bidding due to evalution technique. Specifically, dispatch for the fully simultaneous evaluation technique under the highest bid pricing methodology was exactly the same under marginal cost and indifference to markets pricing methodologies. Similarly, the dispatch under the fully sequential evaluation does not vary with the pricing method. Consequently, only one set of production costs is reported here in the table.

--------------------------------------------------------------------------------------------------------------------
                                                 PRODUCTION COSTS
--------------------------------------------------------------------------------------------------------------------
                                      80th Percentile                               90th Percentile
                       ----------------------------------------------   --------------------------------------------
                       full simul     seq-sim          full sequen      full simul     seq-sim         full sequen
--------------------------------------------------------------------------------------------------------------------
Demand                      24803.46         24803.46        24803.46        27724.76        27724.76      27724.76
   Energy                   $267,946         $246,040        $246,040        $379,083        $332,588      $332,588
   Ancillary Services        $75,443          $99,593         $99,593        $126,552        $179,338      $179,338
   Total                    $343,389         $345,632        $345,632        $505,635        $511,925      $511,925
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                      50th Percentile                                 60th Percentile
                       ----------------------------------------------   --------------------------------------------
                       full simul     seq-sim          full sequen      full simul     seq-sim         full sequen
--------------------------------------------------------------------------------------------------------------------
Demand                      21799.95         21799.95        21799.95        22726.94        22726.94      22726.94
   Energy                   $185,527         $177,804        $177,804        $211,267        $197,484      $197,484
   Ancillary Services        $56,212          $66,206         $66,206         $57,858         $72,965       $72,965
   Total                    $241,740         $244,010        $244,010        $269,125        $270,449      $270,449
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                      20th Percentile                                 40th Percentile
                       ----------------------------------------------   --------------------------------------------
                       full simul     seq-sim          full sequen      full simul     seq-sim         full sequen
--------------------------------------------------------------------------------------------------------------------
Demand                      18475.76         18475.76        18475.76        20685.92        20685.92      20685.92
   Energy                   $120,669         $117,609        $117,609        $162,347        $155,614      $155,614
   Ancillary Services        $41,124          $45,591         $45,591         $49,935         $58,828       $58,828
   Total                    $161,793         $163,200        $163,200        $212,282        $214,443      $214,443
--------------------------------------------------------------------------------------------------------------------

As expected, the fully simultaneous evaluation process produces the lowest overall dispatch of the evaluation techniques. This is because it allocates higher cost supply to energy while lower cost supply is allocated to reserves. This leads to an overall reduction in dispatch costs. The other two approaches allocate lower cost supply to energy before examining the need for reserves.

This can be seen in the relative costs of energy and reserves across demand levels. The cost of energy is higher under the simultaneous evaluation than under the other two techniques. Further, the cost of ancillary services is lower under simultaneous evaluation than under the other techniques. The combination of the two yields an overall lower cost for the combined products.

The relative magnitude of this impact is apparent in the table. For example, there is a difference of approximately $2,100 in production costs for the 40th Percentile demand of 20,685 MW, or about 1 percent. Assuming these percentiles hold for an entire year, there are annual savings of approximately $24 million in dispatch costs from using a fully simultaneous evaluation procedure rather than a fully sequential one.

Upon inspection of the table, the costs for both energy and ancillary services are identical for the sequential-simultaneous and fully sequential evaluation techniques. While this is not surprising for the case of energy, it is surprising for the other ancillary services. Because energy is optimized first in both cases, the two approaches will always produce the same energy costs. The cost-reducing substitution can only take place among ancillary service markets under the sequential-simultaneous approach. Thus, it is possible for the sequential-simultaneous approach to produce lower costs for ancillary services than the fully sequential approach.

However, at all levels of demand, the fully sequential and sequential-simultaneous approaches produce the same results. The cost savings can only be realized if lower cost capacity, allocated in the early markets, can be freed up to substitute for higher cost capacity in the later markets. Given the ramp rates assumed in the analysis, the early markets are tighter than the latter markets. This means the early markets must access higher cost capacity to meet their own level of demand. Thus, there is no opportunity for the cost saving substitution to take place. Under different assumptions about the ramp rates, it is possible that dispatch cost savings would result.

This simply highlights the fact that the ramp rates assumed in the analysis have been arbitrarily chosen. These results show that the ramp rates used in the analysis have a significant effect on the magnitude of these results. Alternative ramp rates will alter the supply and demand mix in each of the reserve markets and allow for more substitution between services. Alternative ramp rates could change the size (but not direction) of the results significantly.

2.         IMPACT ON CONSUMER COSTS

There are two different ways to look at the results. Given a particular pricing methodology, which evaluation technique produces the lowest costs to consumers? Alternatively, given an evaluation technique, which pricing methodology produces the lowest cost to consumers? The pricing and consumer costs will be presented to answer both questions.

Nine different models were constructed in order to capture each combination of pricing methodologies and evaluation techniques. Each model was run with six different demand levels corresponding to particular percentiles of the demand distribution. Because many of the results are qualitatively the same, prices and costs will only be reported for two levels of demand.

a.         EVALUATION TECHNIQUES FOR EACH PRICING METHODOLOGY

--------------------------------------------------------------------------------------------------------------------
                                      PRICING METHODOLOGY: MARGINAL COSTS
--------------------------------------------------------------------------------------------------------------------
                                    40th Percentile                              90th Percentile
                        -------------------------------------------  -----------------------------------------------
                        full simul     Seq-sim       full sequen     full simul      Seq-sim          full sequen
--------------------------------------------------------------------------------------------------------------------
Demand                       20685.92      20685.92       20685.92         27724.76         27724.76       27724.76
Prices
   Energy                      $21.74        $18.90         $18.90           $65.34           $35.63         $35.63
   Regulation                  $22.75        $25.37         $25.37           $65.34           $84.80         $84.80
   Spin                        $23.92        $27.17         $27.17           $65.34           $74.44         $74.44
   Non-spin                    $23.92        $27.17         $27.17           $65.34           $74.44         $74.44
   Replacment                  $21.74        $21.74         $21.74           $65.34           $57.41         $57.41
Consumer Costs
   Energy                    $449,797      $390,862       $390,862       $1,811,536         $987,820       $987,820
   Ancillary Services         $61,835       $67,079        $67,079         $235,500         $247,567       $247,567
   Total                     $511,632      $457,942       $457,942       $2,047,035       $1,235,387     $1,235,387
--------------------------------------------------------------------------------------------------------------------

Under marginal cost pricing, energy prices are higher with the fully simultaneous evaluation than under sequential approaches. This can be seen both demand levels. In most cases, ancillary service prices are lower under fully simultaneous than under sequential approaches. The exception to this is replacement at the higher level of demand where plenty of low cost replacement capacity is available. The price differentials are large. Given that much more energy is purchased than reserve services, higher energy prices lead to larger overall consumer costs even though the costs of ancillary services is lower under the fully simultaneous evaluation.

These results are consistent with those discussed above. Specifically, low cost capacity substitutes for higher cost capacity in providing ancillary services. This increases the marginal costs for energy. When ramping constraints do not bind, this leads to price equality across energy and ancillary services as seen in the higher demand level. These examples show identical pricing for the sequential-simultaneous and fully sequential evaluation techniques due to assumptions about ramp rates.

The results are the qualitatively the same for the highest bid pricing methodology as for marginal cost pricing, but consumer prices do not get as high. Specifically, energy prices are higher (and ancillary services generally lower) with fully simultaneous evaluation than with sequential evaluation. Recall that, under this pricing mechanism, reserve prices are set at the difference between highest cost resource and the energy price. Overall costs are lower under the fully sequential evaluation than under fully simultaneous evaluation. At the higher level of demand the ancillary services cost less under fully simultaneous than fully sequential, but energy costs are significantly higher.

----------------------------------------------------------------------------------------------------------------------
                                 PRICING METHODOLOGY: HIGHEST BID ACCEPTED
----------------------------------------------------------------------------------------------------------------------
                                      40th Percentile                                90th Percentile
                        --------------------------------------------   -----------------------------------------------
                        full simul     Seq-sim       Full sequen       Full simul     Seq-sim         full sequen
----------------------------------------------------------------------------------------------------------------------
Demand                       20685.92      20685.92        20685.92         27724.76        27724.76         27724.76
Prices
   Energy                      $21.74        $18.90          $18.90           $50.57          $35.63           $35.63
   Regulation                  $12.52         $6.47           $6.47           $41.35          $49.17           $49.17
   Spin                        $12.52         $8.27           $8.27           $29.74          $38.81           $38.81
   Non-spin                    $12.52         $8.27           $8.27           $29.74          $38.81           $38.81
   Replacment                   $7.37         $2.85           $2.85           $26.65          $21.78           $21.78
Consumer Costs
   Energy                    $617,482      $494,178        $494,178       $1,402,059        $987,820         $987,820
   Ancillary Services         $47,169       $18,708         $18,708         $117,386        $119,150         $119,150
   Total                     $664,652      $512,885        $512,885       $1,519,445      $1,106,970       $1,106,970
----------------------------------------------------------------------------------------------------------------------

The results are very different for pricing under market indifference. Under this pricing methodology, energy prices are set at the highest marginal cost of capacity providing any of the ancillary services. Because the fully simultaneous evaluation allows for substitution of low cost energy capacity for high-cost ancillary service capacity, this marginal cost is lower than under the other evaluation techniques. This was the same result discussed in the pricing section discussed above.

Consequently, under a market indifference pricing methodology, energy prices are lower under fully simultaneous than under sequential techniques. The prices listed for ancillary services are the average price for each service based on the capacity providing the service. As can be seen from the two levels of demand, the total ancillary service costs may or may not be lower under fully simultaneous evaluation in comparison to sequential techniques.

----------------------------------------------------------------------------------------------------------------------
                                      PRICING METHODOLOGY: MARKET INDIFFERENCE
----------------------------------------------------------------------------------------------------------------------
                                         40th Percentile                               90th Percentile
                              ---------------------------------------     --------------------------------------------
                              full simul    Seq-sim      full sequen      full simul    Seq-sim        full sequen
----------------------------------------------------------------------------------------------------------------------
Demand                            20685.92     20685.92      20685.92         27724.76       27724.76        27724.76
Prices
   Energy                           $23.92       $27.17        $27.17           $65.34         $84.80          $84.80
   Regulation                        $4.76        $5.12         $5.12           $34.10         $29.62          $29.62
   Spin                              $4.41        $4.44         $4.44           $30.45         $33.33          $33.33
   Non-spin                          $4.41        $4.44         $4.44           $30.45         $33.33          $33.33
   Replacment                        $7.56        $6.52         $6.52           $22.66         $38.53          $38.53

Consumer Costs
   Energy                         $494,859     $562,029      $562,029       $1,811,536     $2,351,107      $2,351,107
   Ancillary Services              $15,191      $14,235       $14,235          $97,001       $126,306        $126,306
   Total                          $510,051     $576,264      $576,264       $1,908,537     $2,477,414      $2,477,414
----------------------------------------------------------------------------------------------------------------------

These results indicate that the pricing methodology plays as large a role in determining the overall costs to consumers as the evaluation technique. Under different pricing rules, the costs resulting from each evaluation technique can reverse themselves. This means that the combination of pricing rules and evaluation techniques needs to be considered when deciding how the markets should be operated.

It is important to refrain from making comparisons of ancillary services prices between these tables. While the energy prices refer to the day-ahead energy forward market for each technique, the ancillary services are different products under each pricing methodology. As described in the pricing section, the ancillary services prices for the marginal cost methodology is both the capacity payment for standing ready and the energy payment for producing if needed. This approach does not allow for the separation of the two. The other two methodologies do allow for such a separation. In the next section, adjustments are made to allow a comparison across pricing methodologies.

b.         PRICING METHODOLOGY FOR EVALUATION TECHNIQUES

This section addresses the question of which pricing methodology yields the lowest costs to consumers given the evaluation technique. To compare ancillary service prices between methodologies, assumptions must be made about real-time energy payments. In the tables in this section, real time energy prices are assumed to be the same as day-ahead prices and each service is assumed called for its full quantity in real time with certainty. These per unit energy payments have been added to the capacity costs of ancillary services reported above.

The results are contained in a single table that summarizes the prices and costs for each pricing methodology for two levels of demand. The sequential-simultaneous technique is eliminated because its results are identical to the fully sequential technique.

The table shows that marginal cost pricing and highest bid pricing produce identical results under fully sequential evaluation. This is because there is no substitution between services and the highest cost service ends up being the same as those providing marginal energy. Thus, there is no difference between marginal cost pricing and highest-bid pricing under sequential evaluation.

Not surprisingly, the indifference to markets pricing and fully sequential evaluation produce the highest costs to consumers. In order to keep suppliers indifferent between the two markets, it is necessary to pay more for energy and ancillary services. It should be highlighted that this analysis ignores the behavior component of bid formation. Because the marginal cost and highest cost bid pricing treat ancillary service providers more favorably, the bids under these approaches will be altered to attempt to equate the returns between selling energy and ancillary services in equilibrium. Thus the results for these two pricing methodologies are NOT equilibria and will not hold when adjustments in behavior are taken into account.

----------------------------------------------------------------------------------------------------------------------
                                                EVALUATION TECHNIQUE
----------------------------------------------------------------------------------------------------------------------
                                                                FULLY SIMULTANEOUS
                             -----------------------------------------------------------------------------------------
                                    40th Percentile (20685 MW)                    90th Percentile (27725 MW)
                             ----------------------------------------    ---------------------------------------------
                              Marg cost     High bid     Market in        Marg cost     High bid       Market in
----------------------------------------------------------------------------------------------------------------------
Prices
   Energy                           $21.74       $21.74        $23.92           $65.34         $50.57          $65.34
   Regulation                       $22.75       $34.26        $28.68           $65.34         $91.92          $99.44
   Spin                             $23.92       $34.26        $28.33           $65.34         $80.31          $95.79
   Non-spin                         $23.92       $34.26        $28.33           $65.34         $91.92          $92.74
   Replacment                       $21.74       $29.11        $31.48           $65.34         $77.22          $88.00
Consumer Costs
   Energy                         $449,797     $449,797      $494,859       $1,811,536     $1,402,059      $1,811,536
   Ancillary Services              $61,835      $86,817       $79,523         $235,500       $299,654        $332,501
   Total                          $511,632     $536,614      $574,382       $2,047,035     $1,701,713      $2,144,037
                             -----------------------------------------------------------------------------------------
                                                                 FULLY SEQUENTIAL
                             -----------------------------------------------------------------------------------------
Prices
   Energy                           $18.90       $18.90        $27.17           $35.63         $35.63          $84.80
   Regulation                       $25.37       $25.37        $32.29           $84.80         $84.80         $114.42
   Spin                             $27.17       $27.17        $31.61           $74.44         $74.44         $118.13
   Non-spin                         $27.17       $27.17        $31.61           $74.44         $74.44         $118.13
   Replacment                       $21.74       $21.74        $33.69           $57.41         $57.41         $123.33
Consumer Costs
   Energy                         $390,862     $390,862      $562,029         $987,820       $987,820      $2,351,107
   Ancillary Services              $67,079      $67,079       $87,299         $247,567       $247,567        $431,950
   Total                          $457,942     $457,942      $649,328       $1,235,387     $1,235,387      $2,783,058
----------------------------------------------------------------------------------------------------------------------

One of the major points of this exercise is to unbundle energy and ancillary services. Thus it is appropriate to examine the impacts of each approach to consumers of energy-only, consumers of ancillary services only, and consumers of both energy and ancillary services. Of course, the relevant numbers are the relative costs under each pricing methodology and evaluation technique.

For customers who only consume energy, the lowest cost is achieved under the highest-bid (or marginal cost) pricing methodology and sequential evaluation. This combination sets prices sequentially and does not allow for substitution between energy and reserve services in the allocation of capacity.

For customers who only wish to purchase ancillary services from the PX, the desired configuration of the market is quite different. They benefit from the substitution found under simultaneous evaluation. They also benefit from the lower cost produced by marginal cost pricing. Consequently, these customers prefer marginal cost pricing with fully simultaneous evaluation.

Customers of both energy and ancillary services have the same preference as those consuming energy only. They prefer sequential evaluation under marginal cost pricing. Although they pay more for ancillary services, these higher costs are more than made up by lower prices for energy.

XI. ASSESSMENT OF SIMULTANEOUS AND SEQUENTIAL EVLAUATION OF ENERGY AND ANCILLARY SERVICES MARKETS UNDER DIFFERENT PRICING METHODS

This section summarizes the various characteristics of each of the pricing methodologies and evaluation techniques. The following table summarizes the numerical findings with the qualitative findings in meeting the objectives FERC set out for judging market mechanisms. The first four rows address whether the combination pricing methodology and evaluation technique minimizes costs both to producers and consumers. The last four rows indicate how well the technique does against FERC's four principles.

----------------------------------------------------------------------------------------------------------------------
                                                           PRICING METHODOLOGY / EVALUATION TECHNIQUE
                                        ------------------------------------------------------------------------------
Attribute                                          Fully Simultaneous                      Fully Sequential
--------------------------------------  -------------------------------------  ---------------------------------------
                                        Marg Cost       High bid    Market In  Marg Cost      High bid      Market In
                                        -------------------------------------  ---------------------------------------
Minimizes dispatch costs?                    Yes           Yes           Yes        No             No            No
Minimizes costs to consumers
     Energy?                                  No            No           No         Yes           Yes            No
     Ancillary Services?                     Yes            No           No         No             No            No
     Total?                                   No            No           No         Yes           Yes            No
Incentive to bid marginal costs?             Yes            No           Yes        Yes            No           Yes
Indifferent to selling energy or A/S?        Yes            No           Yes        Yes            No           Yes
Provides No Bilateral Bias?                  Yes           Yes           No         Yes           Yes            No
Separate capacity and energy payments?        No           Yes           Yes        No            Yes           Yes
----------------------------------------------------------------------------------------------------------------------

The results for the first four rows come directly from the discussion of prices and costs to consumers. Simultaneous evaluation minimizes dispatch costs, but sequential evaluation minimizes total costs to consumers.

The incentive to bid marginal costs is apparent from whether there is a gain from bidding above marginal costs. Under highest bid pricing, there is an incentive to raise bids for capacity that may provide reserve services since the capacity payment is the difference between the highest bid and the energy price. Under market indifference pricing, reserve payments depend on the size of difference between bids and marginal costs. Payments are larger with lower bids.

The incentive to sell ancillary services is strong under highest-bid pricing since the return to marginal generators for providing reserves is much greater than for energy. The market indifference pricing was designed to avoid such a bias between markets. Marginal cost pricing often comes up with the same price for energy and reserves.

The market indifference pricing does provide an incentive for bilateral trades. This is because it does not calculate a market-clearing price. Suppliers are paid based on their bids and consumers pay an average of these prices. Low cost capacity has the incentive to split the difference with another supplier. The other pricing techniques do not since they produce market-clearing prices.

Marginal cost pricing does not provide a convenient way to split the payment for ancillary services between a capacity payment for standing ready to produce and energy when output is produced. While this feature is not on FERC's list, it is a desirable feature because of the two-part design of the ISO's ancillary services markets. Such an ability to split between the two will allow the PX's market to mesh better with the ISO's ancillary services markets.

None of the combinations of pricing methodologies and evaluation techniques has all the desirable properties of an ideal market. In adopting a particular market mechanism, these trade-offs will have to be discussed and weighed in the policy-making arena.

XII.       CONCLUSIONS AND RECOMMENDATIONS

The framework presented here has required that the suppliers of energy into the PX market are willing to sell AS to the PX. Although the bidders ultimately have the choice of whether to participate in the PX's energy only or energy and ancillary services markets, they are required to bid identically capacity to produce energy capacity to produce ancillary services. This is a significant improvement on the existing framework regardless of whether the bids are evaluated sequentially or simultaneously.

However, this approach is not without costs. While bidders still have the option to make portfolio bids, this approach requires them also to incur more costs in the formulation of these bids than do their current techniques. Bidders must now take into account how they plan to commit units to meet both energy and ancillary service requirements in deciding their bid prices, quantities and ramp rates. Further, there are potential difficulties in dis-aggregating their awarded quantities into unit schedules. These problems can be mitigated significantly by reducing the number of units contained in a portfolio.

Similarly, this framework imposes burdens on producers and consumers by extending their choices for the provision of ancillary services. While, in general, more choices are preferred to fewer, they come at the cost of understanding the differences and making a choice.

Further, the approach imposes more costs on the PX. In particular, there are the issues of over- and under-self-provision and how they should be handled. To a large degree, this discretion opens the PX to taking positions in ancillary services markets. However, to the extent that the PX makes mistakes, its customers and suppliers can choose not to participate in the PX's markets. Ultimately, arbitrage between the PX's and ISO's markets will work to make both markets more efficient. This arbitrage may also increase the volatility of ancillary service prices in both markets.

Market pricing mechanisms need to be examined in relation to the desirability of a sequential or simultaneous evaluation technique. The impacts of the pricing methodology and evaluation technique are not independent. The desired results whether they be dispatch costs or costs to consumers are also important.

It is clear that the PX's energy market is competitive most of the time. By linking the ancillary services market to the competitive energy market, the competition in ancillary services may be enhanced. Under the consistent bid framework described, the only way a supplier could exercise market power in the reserves markets would be to withhold capacity. It may be relatively easy to detect such behavior under the described market.

Overall, there may be a benefit from the PX introducing a competing ancillary services market, as described here, if the implementation costs can be kept at reasonable levels. However, more research should be done to gauge the magnitude of the benefits.

The general conclusion of this report is that the impact of adopting a simultaneous market for energy and ancillary services depends largely on the pricing methodology also adopted. Under two pricing methodologies examined here, marginal costs and highest bid, simultaneous markets produced lower dispatch costs and higher consumer costs than similar sequential market. One pricing methodology, indifference to markets, produced lower dispatch costs and lower costs to consumers.

These results are subject to the following caveat. The analysis did not explicitly take into account how bidding behavior might change under these mechanisms. One of the three pricing methods provides incentives to alter bidding behavior from what was assumed here. Another attempted to provide incentives not to alter behavior while the incentive for the third technique was unclear.

None of the pricing methodologies meet all of the desirable pricing characteristics as put forth by FERC. Trade-offs between the desirability of each market characteristic is left for the policy makers to decide. Nonetheless more analysis may better inform this policy decision. Besides examining different levels of ramp rates, it would also be instructive to examine how bidding behavior might differ between these market structures.